Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

PETRO EXPRESS, INC.

and

THE PANTRY, INC.

Dated as of January 5, 2007

5.22	Finders or Brokers	24
5.23	Disclosure of Material Facts	24
5.24	Certain Interests; Affiliate Transactions	24
5.25	Employee Benefit Plans	24
5.26	Trademarks	25
ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		26
6.1	Organization and Good Standing	26
6.2	Power and Authority	26
6.3	No Violation	26
6.4	No Actions	27
6.5	Approvals	27
6.6	Disclosure of Material Facts	27
6.7	Finders or Brokers	27
6.8	Financial Capability/Solvency	27
6.9	Exxon-Branded Distributor	27
ARTICLE VII - CERTAIN OBLIGATIONS OF THE SELLER PRIOR TO THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT		27
7.1	Conduct of Business	28
7.2	Restricted Activities and Transactions	28
7.3	Cooperation	29
7.4	Employee Benefit Plans	29
7.5	No Negotiations	29
7.6	Access to the Business	29
7.7	Environmental Investigation; Remediation	31
7.8	Investigations Regarding Title to Real Property; Surveys	34
7.9	Disclosure Regarding the Seller	35
7.10	Confidentiality	35
7.11	Exercise of Purchase Options	35
ARTICLE VIII - CERTAIN OBLIGATIONS OF THE PURCHASER PRIOR TO THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT		36
8.1	Cooperation	36
8.2	Disclosure Regarding the Purchaser	36
8.3	Confidentiality	36
8.4	Restricted Activities	36
8.5	Indemnification of Seller	36
8.6	1031 Like Kind Exchange	37
8.7	Hired Employees	37
ARTICLE IX - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER		37
9.1	Representations and Warranties True	37
9.2	Performance	37
9.3	No Adverse Changes	37
9.4	Approvals	38
9.5	Estoppel Certificates	38
9.6	Subordination, Non-Disturbance and Attornment Agreements	38
9.7	First Closing Deliveries	38
9.8	Proceedings	40
9.9	Absence of Litigation	40
9.10	Insurance	40
9.11	Second Closing Deliveries	40
ARTICLE X - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER		41
10.1	Representations and Warranties True	41

10.2	Performance	41
10.3	Approvals	41
10.4	First Closing Deliveries	41
10.5	Second Closing Deliveries	42
10.6	Proceedings	43
10.7	Absence of Litigation	43
10.8	Health Insurance	43
10.9	Qualified Retirement Plan	43
ARTICLE XI - CERTAIN POST-CLOSING COVENANTS		44
11.1	Confidentiality	44
11.2	Intentionally Omitted	44
11.3	Responsibility for Environmental Matters	44
11.4	Specific Performance; Injunctive Relief	45
11.5	Pending Purchase Options	45
11.6	Corporate Name Changes	46
ARTICLE XII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		46
12.1	Survival of Representations and Warranties	46
12.2	Indemnification	47
12.3	Notice and Payment of Claims	47
12.4	Limitation on Indemnity	48
12.5	Mitigation of Damages	49
ARTICLE XIII - MISCELLANEOUS		49
13.1	Fees and Expenses	49
13.2	Notices	49
13.3	Amendment; Waiver	50
13.4	Assignment	50
13.5	Governing Law	51
13.6	Severability	51
13.7	No Third Party Beneficiaries	51
13.8	Public Announcements	51
13.9	Singular and Plural Forms	51
13.10	References	51
13.11	Headings	51
13.12	Entire Agreement	51
13.13	Counterparts	51

EXHIBITS

Exhibit A	Form of Third Party Lease Assignments

Exhibit B	Form of Legal Opinion of Johnson, Alison & Hord, P.A.

Exhibit C	Form of Non-Competition Agreement

Exhibit D	Form of Assignment and Assumption of Contracts

Exhibit E	Form of Seller Designate Real Property Sublease

Exhibit F	Form of Remediation Escrow Agreement

Exhibit G	Form of Bill of Sale

SCHEDULES

1.1	Stores
1.1A	Affiliates
2.1(e)	Carolina Petroleum Assets
2.1(h)	Contracts
2.3(d)	Unamortized Oil Company Liabilities
2.6	Rent for Subleases
2.7	Payment of Purchase Price
2.8	Allocation of Purchase Price
2.10	Employees
5.1	Organization and Good Standing
5.3	No Violations
5.4	Actions
5.5	Approvals; Licenses
5.6	Compliance with Laws Generally
5.7	Financial Statements
5.8	Certain Changes
5.8(b)	Compensation
5.9	Exceptions to Title
5.11(a)	Seller Real Property
5.11(b)	Affiliate Real Property
5.11(c)	Third Party Real Property
5.11(d)	Seller Designate Real Property
5.11(f)	Options or Rights of First Refusal Relating to Real Property
5.11(g)	Takings, Other Matters
5.11(h)	Assessments
5.12(a)	Third Party Leases
5.12(c)	Third Party Lease Assignments Requiring Approval
5.13	Insurance
5.14	Contract Assignments Requiring Approval
5.15	Employment Matters
5.16(b)	Compliance with Environmental Laws
5.16(d)	Environmental Approvals and Reports
5.16(g)	Underground Storage Tanks
5.17	Property of Others
5.18(a)	Seller Equipment
5.18(b)	Third Party Equipment
5.21	Tax Audits
5.24	Affiliate Transactions
5.25	Employee Benefit Plans
5.26	Trademarks
7.11	Purchase Options to be Exercised
9.4	Approval Exceptions
9.6	Mortgagees and Their Interests
11.3(a)	Identified Petroleum Releases
11.3(d)	Contaminated Sites, Indemnity Agreements
11.5	Purchase Price Reduction Amounts

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”), dated as of the 5th day of January, 2007 (the “Execution Date”), by and between PETRO EXPRESS, INC., a North Carolina corporation (the “Seller”), and THE PANTRY, INC., a Delaware corporation (the “Purchaser”).

WITNESSETH:

WHEREAS, the Seller operates sixty-six (66) convenience stores in North Carolina and South Carolina; and

WHEREAS, the Seller desires to transfer, sell, convey, assign and deliver (collectively, “Transfer”) or cause the Transfer to the Purchaser, and the Purchaser desires to purchase, acquire and accept from the Seller, Seller’s Affiliates and Seller’s Designates (defined herein) certain assets of Seller, Seller’s Affiliates and Seller’s Designates relating to Seller’s convenience store business and the wholesale/contract business of Carolina Petroleum Distributors of Charlotte, Inc. (“Carolina Petroleum”), upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises, mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. The following terms, as used in this Agreement, shall have the following meanings:

“Action” shall mean any action, claim, proceeding, suit or investigation, or any appeal therefrom.

“Accrued Vacation Pay” shall mean all accrued vacation pay as of the First Closing Date of each of Seller’s employees as provided in Seller’s related Employee Benefit Plan.

“Affiliate” shall mean, with respect to any Person, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “Affiliate,” with respect to Seller, shall be those Persons listed on Schedule 1.1A.

“Affiliate Real Property” shall mean the real property owned by Affiliates and more particularly described on Schedule 5.11(b) hereto.

“Agreement” shall mean this Asset Purchase Agreement and shall include all of the Schedules and Exhibits attached hereto.

“Announcement Date” shall mean the date on which Purchaser or Seller makes a public announcement of the transaction contemplated by this Agreement, which shall not be more than four (4) business days after the Execution Date.

“Approval” shall mean any approval, authorization, consent, franchise, or order of or by, or filing with, any Governmental Authority or other Person, excluding any License.

“Assumed Liabilities” shall have the meaning ascribed to such term in Section 2.3 hereof.

“Audit” shall mean a physical audit or count of all of the Inventory to be conducted jointly by Seller and Purchaser at each Store commencing at 7:00 a.m. on the day which is three (3) days before the First Closing.

“Business” shall mean the business of Seller’s sixty-six (66) convenience stores in North Carolina and South Carolina, identified on Schedule 1.1, and the Carolina Petroleum Business but shall not include the Seller’s other business activities.

“Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, or legal or banking holiday in North Carolina.

“Car Wash Equipment” shall mean all machinery, equipment, hoses, pipes, nozzles, fixtures, fittings and controls used in connection with any car wash operation.

“Carolina Petroleum Assets” shall mean the assets of the Carolina Petroleum Business more particularly described on Schedule 2.1(e).

“Carolina Petroleum Business” shall mean the wholesale distribution of Petroleum Products in North Carolina, South Carolina, Georgia, Tennessee, Virginia and West Virginia.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., as amended, including any rules and regulations promulgated thereunder or in connection therewith.

“Change Fund” shall mean the cash on hand as normally maintained in the safe and registers of the Stores.

“Closing” or “Closings” shall mean the consummation of the transactions contemplated by this Agreement, effective as of 7:00 a.m. on the First Closing Date and/or Second Closing Date, as applicable.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and shall include all of the rules and regulations promulgated thereunder.

“Condition” shall mean, collectively, the business, properties, assets, operations, results of operations and condition (financial or otherwise).

“Contracts” shall mean the contracts and agreements of the Seller and Carolina Petroleum relating to the Business and which will be assigned to and assumed by the Purchaser, as identified on Schedule 2.1(h).

“Cost” shall mean Seller’s laid-in cost of Petroleum Inventory as of the day prior to the First Closing, Seller’s last invoiced cost for food and beverage service items (including coffee beans, cappuccino mix and bag-in-the-box soda syrup), Seller’s cost of QSR inventory, 79% of retail for beer, 72% of retail for cigarettes, and 69% of retail for all other Merchandise Inventory, all as determined from Seller’s books and records and the Audit, subject to confirmation by the parties upon completion of Purchaser’s review, which shall be completed no later than ten (10) calendar days after the First Closing.

“Damages” shall mean any fine, penalty, claim, loss, deficiency, liability, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees, costs and expenses) or environmental assessment, monitoring or remediation expense, diminution in property value, or damage of any kind or nature whatsoever.

“Employee Benefit Plan” shall mean any employee benefit plan, arrangement, policy or commitment (meeting the definition of an “employee benefit plan” in Section 3(3) of ERISA) and any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability, accident or insurance plan or any holiday, vacation or other employee practice, policy or benefit.

“Environmental Insurance Policies” shall mean those insurance policies described in Schedule 5.13 providing coverage for claims and losses arising from or related to transport, storage, dispensing, release, remediation and assessment with respect to Petroleum Products or Hazardous Substances, or both.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated in connection therewith.

“Excluded Assets” shall have the meaning ascribed to such term in Section 2.2 hereof.

“Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.4 hereof.

“Financial Statements” shall have the meaning ascribed to such term in Section 5.7 hereof.

“First Closing” and “First Closing Date” shall mean the later of (i) April 5, 2007, or (ii) the Thursday following the date that is five (5) Business Days after the date that Seller’s right to terminate this Agreement pursuant to each of Sections 7.7(d) and 7.8(c) has expired or has been waived by Seller, as Seller shall determine in its sole and absolute discretion, or as soon thereafter as the conditions to the First Closing described in Articles IX and X hereof shall have been fully satisfied or waived by the appropriate party or parties hereto, but not later than April 26, 2007, subject to extension pursuant to Section 11.5.

“First Round Purchase Options” shall mean those options to purchase certain parcels of Affiliate Real Property described as “First Round Purchase Options” on Schedule 7.11.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” shall mean any foreign, federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity.

“Hazardous Substance” shall have the meaning ascribed to such term in Section 5.16(a) hereof.

“Indemnified Party” shall mean any party entitled to indemnification pursuant to Article XII hereof and shall include such party’s Affiliates, successors and assigns and the Representatives of each of them, and with respect to Seller, Seller’s Designates and their successors, assigns and Representatives.

“Indemnifying Party” shall mean any party liable for indemnification pursuant to Article XII hereof and shall include such party’s successors and assigns.

“Inventory” or “Inventories” shall mean collectively the Merchandise Inventory and the Petroleum Inventory.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean (i) the actual knowledge, after due inquiry and investigation, of Thomas J. Hall, Alan H. Erquitt and Michael J. Colitti, Jr., and (ii) the existence of facts, events, occurrences or matters with respect to which any of the persons referred to above should reasonably be expected to have knowledge in the ordinary conduct of his duties.

“Law” shall mean any Federal, state, local or foreign law, statute, rule, regulation, ordinance, standard, policy, requirement, administrative ruling, order or process (including, without limitation, any zoning or land use law or ordinance, building code or environmental law, any securities, blue sky, civil rights or occupational health and safety law or regulation, and any law or regulation relating to the distribution or sale of food products, beer, wine, cigarettes, gasoline or other motor fuel) and any court or arbitrator’s order or process.

“Lease” and “Leases” shall mean the Third Party Leases described on Schedule 5.12(a).

“Liability” shall mean any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due.

“License” shall mean any permit or license issued by a Governmental Authority and necessary or required for the operation of the Business.

“Lien” shall mean any lien, statutory lien (including, without limitation, any lien, restriction or right arising under N.C.G.S. §105-366(d)), pledge, mortgage, security interest,

charge, encumbrance, easement, right of way, assessment (pending or confirmed), covenant, claim, restriction, right, option, conditional sale or other title retention agreement, warrant or equity of any kind or nature.

“M&A Qualified Beneficiary” shall mean an M&A qualified beneficiary as such term is defined in Treas. Reg. § 54.4980B-9, Q/A(4).

“Merchandise Inventory” shall mean all foodstuffs, beverages, tobacco products, magazines, books, household products, automotive products or accessories, and any other products of the Business of whatever nature (other than Petroleum Inventory) held for retail sale out of the Stores, but shall not include Store Supplies.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended.

“NCDENR” shall mean the North Carolina Department of Environment and Natural Resources.

“Permitted Liens” shall mean (i) Laws, ordinances and governmental regulations regulating the use or occupancy of the Real Property or the character, dimensions or locations of the improvements thereon; (ii) lease conditions, easements, rights of way, restrictions, and other exceptions discoverable by an inspection or survey or title examination or other imperfections of title that do not make title unmarketable; (iii) all items listed on Schedule B-II of the Title Commitments; and (iv) any notices of residual petroleum required under Law to be recorded on the Real Property; provided, however, that none of the same is or would be violated by the continued use of any portion of the Real Property for the purposes for which it has been customarily used by or in the Business and, provided further, that a Permitted Lien shall not include any such encumbrance or restriction which materially interferes with the continued or contemplated use of any Store or any material portion of the Real Property or Transferred Assets for the purposes for which they have been used by or in the Business.

“Person” shall mean any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity, business entity or other entity of any kind or nature.

“Petroleum Equipment” shall mean all petroleum marketing equipment, including, but not limited to, pumps, gasoline dispensers, gas console, gasoline canopy, canopy structure, lights, registered and properly upgraded underground storage tanks and lines, environmental monitoring or upgrade equipment, and any related equipment or apparatus.

“Petroleum Inventory” shall mean all gasoline, diesel and kerosene products of the Business measured in gallons.

“Petroleum Products” shall mean gasoline and other petroleum products, by-products, and constituents.

“Purchase Price” shall have the meaning ascribed to such term in Section 2.5 hereof.

“Purchaser” shall mean The Pantry, Inc., a Delaware corporation.

“Purchaser Group” shall have the meaning ascribed to such term in Section 7.6 hereof.

“Real Property” shall mean, collectively, the Seller Real Property, the Affiliate Real Property, the Seller Designate Real Property, and the Third Party Real Property.

“Remediation” or “Remediate” shall mean any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, abatement, closure, or post-closure in connection with the suspected, threatened or actual release of Petroleum Products or Hazardous Substances.

“Representative” shall mean any employee, officer, director, stockholder, partner, accountant, attorney, investment banker, broker, finder, investor, subcontractor, consultant or other authorized agent or representative of a Person.

“SCDHEC” shall mean the South Carolina Department of Health and Environmental Control.

“Second Closing” and “Second Closing Date” shall mean the date that is one hundred twenty-five (125) days after the Announcement Date, or as soon thereafter as the conditions to the Second Closing described in Articles IX and X hereof shall have been fully satisfied or waived by the appropriate party or parties hereto, but not later than June 28, 2007, subject to extension pursuant to Section 11.5.

“Second Round Purchase Options” shall mean those options to purchase certain parcels of Seller Designate Real Property described as “Second Round Purchase Options” on Schedule 7.11.

“Seller” shall mean Petro Express, Inc., a North Carolina corporation.

“Seller’s Designates” shall mean those Persons owning the Seller Designate Real Property.

“Seller Real Property” shall mean the real property more particularly described on Schedule 5.11(a) hereto.

“Seller Designate Real Property” shall mean the real property more particularly described on Schedule 5.11(c) hereto.

“Store Equipment” shall mean all convenience store fixtures, machinery, and equipment, including, but not limited to, walk-in coolers, store fixtures, counters, shelving, refrigeration equipment, cash registers, safes, fountain dispensing equipment, QSR and food service equipment, coffee equipment, ice machines, tables and any other fixtures or equipment necessary for running a convenience store that may be at any of the Stores, regardless of whether such items are permanently attached to the Real Property, pole lights, pole signs or other personal property attached, appurtenant to or located in or around the buildings or improvements located at the Real Property.

“Store Supplies” shall mean cups, lids, napkins, condiments, ice bags, paper towels, toilet paper, janitorial supplies, car wash supplies and similar non-Inventory items which are used in the operation or maintenance of the Stores.

“Stores” shall mean the sixty-six (66) convenience stores operated by the Seller and identified on Schedule 1.1, each being a “Store.”

“Tanks” shall have the meaning ascribed to such term in Section 5.16(g) hereof.

“Tax” shall mean any foreign, federal, state or local income, gross receipts, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs, duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, gas, petroleum marketing, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other tax, fee or imposition of any kind whatsoever, including any interest, penalties, addition, assessments or deferred liability with respect thereto, whether disputed or not.

“Tax Return” shall mean any return, report, notice, declaration, claim for refund, estimate, election or information statement or return relating to any Tax, including any schedules or attachments thereto and any amendments thereof.

“Third Party Leases” shall mean leases for each parcel of Third Party Real Property as more particularly described on Schedule 5.12(a).

“Third Party Lease Assignments” shall have the meaning ascribed to such term in Section 3.2 hereof.

“Third Party Real Property” shall mean the real property more particularly described on Schedule 5.11(d) hereto.

“Transaction Documents” shall mean, collectively, this Agreement, the Third Party Lease Assignments, the Seller Designate Real Property Subleases, the Non-Competition Agreement, the special warranty deeds, the bills of sale, assignments, and all other agreements, instruments, certificates and other documents executed and/or delivered in connection herewith or therewith.

“Transfer” shall mean any sale, transfer, conveyance, assignment, delivery or other disposition.

“Transferred Assets” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Trust Fund” shall have the meaning ascribed to such term in Section 2.1(j) hereof.

1.2 Additional Definitions. In addition to the foregoing defined terms, other capitalized terms appearing in this Agreement shall have the respective meanings ascribed to such terms where they first appear in the text of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS AND

ASSUMPTION OF LIABILITIES; PURCHASE PRICE

2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the First Closing and Second Closing, in accordance with Section 2.6 herein, the Seller shall Transfer or cause to be transferred to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, Seller’s Affiliates and Seller’s Designates, as applicable, all of the Seller’s, Seller’s Affiliates’ and Seller’s Designates’, as applicable, right, title and interest in, to and under all of the real property, furniture, fixtures, equipment, inventory and other assets, used or located at the Stores and relating to the Business, less and except the Excluded Assets (after giving effect to the exclusion of the Excluded Assets, such assets, together with tenant’s rights and interest in the Leases, being hereinafter collectively referred to as the “Transferred Assets”), free and clear of any and all Liens except Permitted Liens, such Transferred Assets to include, without limitation:

(a) the Seller Real Property, the Affiliate Real Property and the Seller Designate Real Property, together with all buildings and improvements;

(b) the Store Equipment;

(c) the Petroleum Equipment;

(d) the Car Wash Equipment;

(e) the Carolina Petroleum Assets;

(f) the Inventory;

(g) the Change Fund and Store Supplies;

(h) all right and interest of the Seller in, to or under the Contracts identified on Schedule 2.1(h);

(i) all computer hardware and computer software documentation (subject to applicable license agreements and restrictions on transfer) utilized in the Stores, including source code and systems documentation and telephone switches related to point-of-sale and petroleum dispensing equipment;

(j) all rights, interests and claims under the North Carolina Commercial Leaking Petroleum Underground Storage Tank Cleanup Fund and the South Carolina SUPERB Account and SUPERB Financial Responsibility Fund (collectively or individually, the “Trust Fund”), or any other fund, program, or insurance policy relating to payment or reimbursement of costs, expenses or damages related to releases from underground storage tanks located on real property purchased or leased by Purchaser pursuant to this Agreement;

(k) all claims, rights, choses-in-action of the Seller related to real property purchased or leased by Purchaser pursuant to this Agreement with respect to or against any third-party who is or may be liable in whole or in part for any damages arising out of petroleum product or hazardous substances contamination occurring prior to the First Closing, with respect to the Affiliate Real Property, Third Party Real Property and any Seller Designate Real Property conveyed at the First Closing, or the Second Closing, with respect to the remaining Seller Designate Real Property, for which Purchaser may be legally or contractually liable or which in any way may result in or cause or contribute to a claim for damages against Purchaser;

(l) the names “Petro Express” and “Carolina Petroleum Distributors”, all variations thereof, related trademark and trade name registrations, and the goodwill associated therewith and with the Business; provided that Purchaser acknowledges that any representations or warranties with respect to Transfer of the names “Petro Express” and “Carolina Petroleum Distributors” shall be contained in Section 5.26;

(m) all books and records described in Section 9.7(b); and

(n) all transferable Licenses.

2.2 Excluded Assets. Notwithstanding anything in Section 2.1 to the contrary, the Seller shall retain all of its right, title and interest in, to and under all, and shall not Transfer or cause the Transfer to the Purchaser any, of the following assets, rights or properties (the “Excluded Assets”):

(a) all cash and cash equivalents, including any cash in the cash acceptors at fuel dispensers, except the Change Fund;

(b) all accounts and notes receivable of the Business (including miscellaneous receivables) arising from products sold or services rendered by the Seller or Carolina Petroleum prior to the First Closing Date;

(c) all Federal, state, local and foreign income tax deposits paid by the Seller, Carolina Petroleum, Seller’s Affiliates or Seller’s Designates in connection with the income or operations of the Business with respect to any period ending on or prior to the First Closing Date;

(d) all assets of Seller, Seller’s Affiliates or Carolina Petroleum located at its corporate offices;

(e) any assets not relating to the Business;

(f) all minute books and stock books of the Seller, Seller’s Affiliates, Seller’s Designates or Carolina Petroleum;

(g) any assets relating to any Employee Benefit Plan;

(h) all rights, interests and claims under the North Carolina Commercial Leaking Petroleum Underground Storage Tank Cleanup Fund and the South Carolina SUPERB Account and SUPERB Financial Responsibility Fund (collectively or individually, the “Trust Fund”), or any other fund, program, or insurance policy relating to payment or reimbursement of costs, expenses or damages related to releases from underground storage tanks located on real property owned by Seller, Seller’s Affiliates, Seller’s Designates or Carolina Petroleum that is not purchased or leased by Purchaser pursuant to this Agreement;

(i) all claims, rights, choses-in-action of the Seller, Seller’s Affiliates, Seller’s Designates or Carolina Petroleum related to real property not purchased or leased by Purchaser pursuant to this Agreement with respect to or against any third-party who is or may be liable in whole or in part for any damages arising out of petroleum product or hazardous substances contamination occurring prior to the First Closing, for which Purchaser may be legally or contractually liable or which in any way may result in or cause or contribute to a claim for damages against Purchaser;

(j) Licenses and computer hardware and software licenses which are not assignable or transferable; and

(k) Life insurance policies and any cash value therein, including those policies on the lives of Kenneth D. Shaver, Jr., Thomas J. Hall and Douglas P. Drew.

2.3 Assumption of Liabilities. Subject to the terms and conditions of this Agreement and other than as expressly provided in this Agreement, at the First Closing or Second Closing, as applicable, the Purchaser shall assume and agree to pay, perform and discharge when due only the following Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities incurred on or after the First Closing Date under the Third Party Leases;

(b) all Liabilities incurred on or after the First Closing Date under the Contracts;

(c) all Liabilities incurred on or after the First Closing Date related to the Business and the Transferred Assets transferred at the First Closing, and all Liabilities incurred on or after the Second Closing Date related to the Transferred Assets transferred at the Second Closing;

(d) Liabilities for repayment of the unamortized oil company awards, allowances, loans and rebates set forth on Schedule 2.3(d) which become due and payable as a result of Purchaser’s debranding, not to exceed $1,000,000.

(e) all Liabilities of Purchaser specified in Article XI; and

(f) all Liabilities assumed by Purchaser pursuant to Section 7.7 herein.

2.4 Excluded Liabilities. Except for the Assumed Liabilities specified in Section 2.3 hereof or as otherwise specified in this Agreement, the Purchaser shall neither assume nor have any liability for any, and the Seller shall remain fully liable for, and shall pay, perform and discharge, all Liabilities of the Seller or the Business arising out of any act or omission occurring or state of facts existing prior to and, to the extent not related to the Business, at or after the First Closing (collectively, the “Excluded Liabilities”).

2.5 Purchase Price. Subject to the provisions of Sections 7.7 and 7.8, the aggregate purchase price (the “Purchase Price”) to be paid by the Purchaser to the Seller for the Transferred Assets shall be Two Hundred Seventy-Four Million Dollars ($274,000,000), plus Inventory at Cost. An additional amount of One Million Dollars ($1,000,000) shall be paid for the Non-Competition Agreement referenced on Exhibit C of this Agreement.

2.6 Two Phase Closing. The Closing shall take place in two phases, the First Closing and the Second Closing. Subject to the terms and conditions of this Agreement, at the First Closing, the Seller shall (i) Transfer or cause to be transferred to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller and Seller’s Affiliates, as applicable, all of the Transferred Assets except certain Seller Designate Real Property and the equipment located on such Seller Designate Real Property, which Seller does not Transfer at the First Closing, (ii) assign the Seller’s leases or cause to be assigned the leases of Seller’s Affiliates, as applicable, to the Third Party Real Property pursuant to the Third Party Lease Assignments, and (iii) sublease to Purchaser the Seller Designate Real Property not conveyed, pursuant to a Sublease Agreement substantially in the form attached hereto as Exhibit E (the “Seller Designate Real Property Subleases”) with rent as set forth on Schedule 2.6. Subject to the terms and conditions of this Agreement, at the Second Closing, the Seller shall Transfer or cause to be transferred to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller and Seller’s Designates, as determined by the Seller, all of the Seller Designate Real Property not conveyed at the First Closing and the equipment located on such Seller Designate Real Property, and the Seller Designate Real Property Subleases shall terminate, and Seller shall record memoranda of termination of same.

2.7 Payment of Purchase Price. At the First Closing, the Purchaser shall pay to Seller, subject to the provisions of Sections 7.7 and 7.8, (i) an amount equal to the Purchase Price less the amounts specified on Schedule 2.7 for the parcels of Real Property and related equipment which are not conveyed to Purchaser (or at Purchaser’s direction to its designates) at the First Closing, and (ii) an amount equal to ninety-eight percent (98%) of Seller’s book cost of current Inventory (“Inventory Estimate”) by wire transfer of immediately available funds to an account designated in writing by Seller (the “First Closing Purchase Price”). Upon completion of the Audit, and the determination of the Cost of the Inventories, which shall be completed no later than thirty (30) calendar days after the First Closing, if Cost exceeds the Inventory Estimate, Purchaser shall pay the difference to Seller immediately, and if Cost is less than the Inventory Estimate, Purchaser shall deduct the difference from the Second Closing Purchase Price (defined herein). At the Second Closing, the Purchaser shall pay to Seller the balance of the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller (the “Second Closing Purchase Price”); provided that in no event shall there be any adjustment to the Purchase Price from and after the First Closing except as may be caused by Seller’s inability to exercise a purchase option to deliver a parcel(s) of Seller Designate Real Property, it being the parties’ intent that adjustments, if any, under Sections 7.7 or 7.8 shall be determined prior to the First Closing Date; provided further, there may be an adjustment to the Purchase Price as provided in Section 11.5 and/or as required under Section 7.7(g).

2.8 Allocation of Purchase Price. The Purchase Price shall be allocated as set forth on Schedule 2.8. The allocation of the Purchase Price is intended to comply with the requirements of Section 1060 of the Code. Purchaser and Seller shall file Form 8594, Asset Acquisition Statement Under Section 1060 of the Code, with their respective income tax returns for the taxable years that include the First Closing Date with respect to the Transferred Assets transferred at the First Closing, and the Second Closing Date with respect to the Transferred Assets transferred at the Second Closing, in a manner consistent with the allocation of the Purchase Price set forth herein. Purchaser and Seller agree to satisfy all of the reporting requirements of Section 1060 of the Code. In any proceeding related to the determination of any Tax, neither Purchaser nor Seller shall contend or represent that such allocation is not a correct allocation.

2.9 Prorations. All (a) real estate, property and ad valorem taxes, (b) payments due or arising under the Third Party Leases or Contracts and (c) other customarily-proratable items relating to the Transferred Assets payable on or after the First Closing Date and relating to a period of time both prior to and on or after the First Closing Date shall be prorated as of the First Closing Date between Purchaser and Seller. If the actual amount of any such item is not known as of the First Closing Date, the aforesaid proration shall be based on the previous year’s (or other applicable period’s) assessment of such item and the parties agree to adjust said proration and pay any underpayment or reimburse for any overpayment within thirty (30) days after the actual amount becomes known, which shall in no event be later than the date that is twelve (12) months after the First Closing Date.

2.10 Employees.

(a) If the First Closing occurs, Purchaser shall be free to hire such persons, whether or not employees of the Seller or the Business, on such terms and conditions of employment as Purchaser shall determine in the exercise of its sole discretion, and, except as expressly set forth herein, nothing in this Agreement shall establish any enforceable rights, legal or equitable, in any Person other than the parties hereto, including, without limitation, any employee of Seller or the Business or any beneficiary of such employee. Any claim, including any claim for benefits, asserted by or on behalf of any Person with respect to such Person’s employment by the Purchaser shall be governed solely by applicable employment policies and employee benefit plans, if any, which the Purchaser maintains or may adopt after the First Closing, subject to and as construed in accordance with applicable Federal and state law. Schedule 2.10 provides a true and complete list (including names, titles, job descriptions, compensation, date of hire, and full vs. part-time status) of all employees of the Business as of the date indicated.

(b) Within forty-five (45) calendar days of the Announcement Date, Purchaser shall identify the employees listed on Schedule 2.10 to whom Purchaser will offer employment as of the First Closing (“Hired Employees”), and shall provide Seller with a list of those Hired Employees (“Notice of Hired Employees”). Except as described below, the Seller shall be fully liable for the employment (or termination or severance thereof) of any employees not hired by Purchaser. In addition, the Seller shall be liable for, and shall pay, all wages, salaries, payroll taxes and employee benefits, including without limitation, Accrued Vacation Pay, due, owing or accrued for all employees of the Business through the First Closing Date. Except as expressly provided in this Agreement, all claims incurred or liabilities asserted under Seller’s Employee Benefit Plans shall be the responsibility of Seller, and Purchaser shall not have any liability with respect to such claims or liabilities. Notwithstanding the foregoing, the parties acknowledge that: (i) the transactions contemplated by this Agreement are anticipated to result in the termination of Seller’s group health plans; (ii) Seller will provide Purchaser all information related to Seller’s group health plans and participants therein necessary for Purchaser to provide notices to M&A Qualified Beneficiaries regarding continuation coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and (iii) as allowed by Treas. Reg. § 54.4980B-9, Q/A(7), Purchaser shall make available COBRA continuation coverage under applicable group health plans to all M&A Qualified Beneficiaries to the extent required by COBRA and shall timely provide M&A Qualified Beneficiaries applicable notices of such coverage.

2.11 WARN Act. Seller will be solely responsible for all obligations (including notice) under the U.S. Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. or the regulations promulgated thereunder (the “WARN Act”), that arise with respect to any employees of Seller or the Business who are not hired by Purchaser. Seller will provide any necessary WARN Act notices to its employees at least sixty (60) days prior to the First Closing Date.

2.12 Dispute Resolution. In the event of any disagreement with respect to the Audit and Inventory Estimate (Section 2.7) or any post-closing prorations (Section 2.9), the parties hereby agree that such dispute shall be submitted to the accounting firm Grant Thornton LLP, or its successors, to act as sole arbitrator and to decide all points of disagreement with respect to the Audit, Inventory Estimate or any post-closing prorations. If such firm is unwilling or unable to serve in such capacity, then the Seller and Purchaser shall use commercially reasonable efforts to designate and retain another mutually acceptable nationally-recognized accounting firm not retained for general audit purposes by either of them as the sole arbitrator under this Section 2.12. The costs and expenses of the arbitrator, whether the firm designated above, or otherwise designated, shall be shared equally by Seller and Purchaser.

2.13 Hart-Scott-Rodino Filing. Within fifteen (15) days of the Execution Date, Seller and Purchaser shall prepare and file the Premerger Notification Form and any other filings as may be required by the Hart-Scott-Rodino Antitrust Improvements Act, as amended, and Seller and Purchaser shall split equally the cost thereof.

ARTICLE III

THE CLOSINGS

3.1 Time and Place of Closings. The Closings shall take place at 10:00 a.m. on the First Closing Date and Second Closing Date, as provided in this Agreement, at the offices of Johnston, Allison & Hord, P.A., 1065 East Morehead Street, Charlotte, North Carolina.

3.2 Instruments of Transfer. At the Closings, the Seller shall deliver or cause its Affiliates and Seller’s Designates to deliver to the Purchaser such special warranty deeds, bills of sale, substantially in the form of Exhibit G to this Agreement, assignments and other good and sufficient instruments of Transfer, in form and substance reasonably satisfactory to the Purchaser and its counsel and Seller and its counsel, as shall be effective to vest in the Purchaser all of the Seller’s, its Affiliates’ and/or Seller’s Designates’ right, title and interest in, to and under the Transferred Assets. Seller agrees that Purchaser, at its option, may direct Seller, its Affiliates or Seller’s Designates to convey title to the Seller Real Property, the Affiliate Real Property and the Seller Designate Real Property, respectively, to a grantee other than Purchaser. In addition, the Seller and the Purchaser shall execute and deliver assignment and assumption agreements (the “Third Party Lease Assignments”) of the rights granted and obligations imposed in the Third Party Leases with respect to the Third Party Real Property. The Third Party Lease Assignments shall be substantially in the form of Exhibit A. At the First Closing, Seller shall use its best efforts to deliver or cause the delivery of executed Seller Designate Real Property Subleases substantially in the form attached as Exhibit E; provided further, in the event Seller is unable to deliver any Seller Designate Real Property Sublease, Seller and Purchaser shall negotiate in good faith to enter into an operating agreement for such Store unless such operating agreement would violate the primary lease or jeopardize Seller’s right to exercise the purchase option.

3.3 Further Assurances. In addition to the actions, documents and instruments specifically required to be taken or delivered by this Agreement, at the First Closing or Second Closing, as applicable, or from time to time thereafter, and without further consideration, the parties hereto shall take such other actions, and execute and deliver such other commercially reasonable documents and instruments, as the other party or parties hereto or their respective counsel may reasonably request in order to effectuate and perfect the transactions contemplated by this Agreement.

3.4 Transfer Taxes. Except for all transfer taxes and fees, if any, which shall be borne and paid solely by the Seller, Seller’s Affiliates or Seller’s Designates, and the cost of recording the deeds and any other instruments to be recorded, which shall be paid solely by the Purchaser, each party hereto shall pay any and all taxes incurred by such party in connection with the transactions contemplated by this Agreement.

ARTICLE IV

TERMINATION

4.1 Termination. This Agreement may be terminated:

(a) at any time prior to the First Closing Date or Second Closing Date, as applicable, by the mutual written consent of the Seller and the Purchaser;

(b) at any time prior to the First Closing Date or Second Closing Date, as applicable, by the Seller, upon written notice to Purchaser, if there shall have been a material breach by Purchaser of any of the terms or provisions of this Agreement or any of the Transaction Documents, and such breach shall not have been cured within fifteen (15) business days after Purchaser shall have received notice of Seller’s intent to terminate this Agreement pursuant to this subsection (b);

(c) at any time prior to the First Closing Date or Second Closing Date, as applicable, by the Purchaser, upon written notice to Seller, if there shall have been a material breach by Seller of any of the terms or provisions of this Agreement or any of the Transaction Documents, and such breach shall not have been cured within fifteen (15) business days after Seller shall have received notice of Purchaser’s intent to terminate this Agreement pursuant to this subsection (c); provided further, it is specifically acknowledged and agreed that Section 11.5 contains Purchaser’s sole remedy for Seller’s delay or failure to deliver title to individual parcels of Real Property, and such shall not constitute a material breach of this Agreement nor otherwise give Purchaser any right to terminate this Agreement;

(d) at any time prior to the First Closing Date or Second Closing Date, as applicable, by the Seller or the Purchaser if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable; or

(e) at any time prior to the First Closing Date, by the Seller or the Purchaser after April 26, 2007, if the First Closing shall not have occurred by such date, unless the First Closing is delayed as a result of default, negligence or dilatory actions on the part of the party seeking to terminate this Agreement; provided that the First Closing shall be extended by the number of days necessary to allow for any cure period activated above pursuant to notice properly given prior to April 26, 2007; provided further that the First Closing shall be extended by the number of days necessary to allow Seller to comply with the terms of Section 7.7 herein if all Purchaser notifications required therein were properly given prior to April 26, 2007; provided further, it is specifically acknowledged and agreed that Section 11.5 contains Purchaser’s sole remedy for Seller’s delay or failure to deliver title to individual parcels of Real Property, and such shall not constitute a material breach of this Agreement nor otherwise give Purchaser any right to terminate this Agreement.

4.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 4.1(a), (d) or (e) hereof, such termination shall be the sole remedy, this Agreement shall forthwith become void (except for Sections 7.10 and 8.3 (Confidentiality) and 13.1 (Fees and Expenses)) and there shall be no liability on the part of any of the parties hereto, any of their respective Affiliates or any of the Representatives of any of them. If such termination shall result from any other reason, including the breach by a party hereto of its obligations under this Agreement, or if either of the Closings do not occur because of the breach by a party hereto of its obligations under this Agreement, such party shall be fully liable for Damages sustained or incurred by the other party or parties as a result of such breach, including, without limitation, fees, expenses and costs incurred by such other party in connection with the origin, preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents, and the transactions contemplated hereby or thereby, including without limitation, any fees, expenses, or commissions of its attorneys, accountants or other representatives, and such other party or parties shall be entitled to pursue any remedies available at law or in equity, and in the case of a Purchaser breach resulting in the failure to consummate the Second Closing, Seller may, at its option, elect either of the following: (i) seek specific performance of Purchaser’s obligations and recover Seller’s costs and any Damages incurred while seeking specific performance, including Damages for the period from Purchaser’s breach to closing pursuant to specific performance, or (ii) terminate the Seller Designate Real Property Subleases, terminate the Noncompetition Agreements, recover the Trademarks assigned to Purchaser, seek another buyer notwithstanding Section 7.5, and pursue any other remedies and Damages which may be available at law or equity; provided, however, such non-breaching party shall only be allowed to recover Damages after it has proven such Damages in a court of competent jurisdiction as evidenced by a final, non-appealable judgment; provided further, no party shall be liable to the other party for any incidental or consequential damages; provided further, no party shall be able to recover any Damages in excess of $1,500,000.00; provided further, the preceding limitation on incidental or consequential damages and the $1,500,000 cap on Damages shall not apply if Purchaser fails to consummate the Second Closing due to a Purchaser breach.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

5.1 Organization and Good Standing. Each of the Seller and Carolina Petroleum is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, is qualified to do business and is in good standing in each jurisdiction in which such qualification is required, as indicated on Schedule 5.1, and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct Seller’s Business or the Carolina Petroleum Business, as applicable.

5.2 Power and Authority. The Seller has all requisite power and authority to enter into and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by it of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all corporate, stockholder, and other actions on its part required by applicable Law, its Articles of Incorporation or its By-Laws. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against Seller in accordance with their terms, except as the same may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general equitable principles.

5.3 No Violation. Except as set forth on Schedule 5.3, neither the execution and delivery by the Seller of this Agreement, the performance by it of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will (a) contravene any provision of Seller’s Articles of Incorporation; (b) violate any material agreement or instrument to which the Seller or Carolina Petroleum is a party or by which it or any of its assets or properties may be bound; or (c) violate any material Law or any judgment, decree or order of any court or other Governmental Authority or any arbitration award to which it is subject or by which any of its assets or properties may be bound.

5.4 No Actions. There is no Action pending or, to the knowledge of Seller, threatened, against it, any Affiliate or any of their respective assets, properties or rights (including, without limitation, any relating to any of the Transferred Assets or the Real Property) before any court or other Governmental Authority which (a) questions or challenges the validity of this Agreement or the other Transaction Documents or any action taken or proposed to be taken by the Seller or any Affiliate pursuant hereto or in connection with the transactions contemplated hereby or (b) could, if adversely determined, have a material adverse effect on any of the Transferred Assets, the Real Property, the Condition of the Business or the transactions contemplated hereby and thereby. Schedule 5.4 hereto sets forth a true and complete list and description of all Actions pending or, to the knowledge of Seller, threatened, against the Seller or any Affiliate, with respect to the Business, before any court or other Governmental Authority.

5.5 Approvals; Licenses. Except as set forth in this Agreement and Schedule 5.5, to the Knowledge of Seller, neither any declaration, filing or registration with, notice to, nor Approval of, any Governmental Authority or other Person is required to be made, obtained or given by or with respect to any Affiliate or the Seller or the Business in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except such filings as may be required by the Hart-Scott-Rodino Antitrust Improvements Act, as amended. It is acknowledged and agreed that the Seller and the Purchaser shall each pay one-half (1/2) of the fee payable upon filing the Premerger Notification Form and any other filings as may be required by the Hart-Scott-Rodino Antitrust Improvements Act, as amended. Each of the Seller and Carolina Petroleum has all Licenses required for the lawful operation of the Business and the use and ownership or leasing of its properties and assets as it is currently operated, except as noted on Schedule 5.5. All such Licenses are (i) listed on Schedule 5.5, and (ii) valid, in full force and effect and in good standing, except as noted on Schedule 5.5. There is no proceeding pending or, to the Knowledge of Seller, threatened that disputes the validity of any such License or that may result in the revocation, cancellation or suspension, or any adverse modification of, any such License. The Seller will make available to the Purchaser true and complete copies of all such Licenses.

5.6 Compliance with Laws and Orders. Except as described in detail on Schedule 5.6, except where the failure to be in compliance could not reasonably have an adverse effect on the Condition of the Business, to the Knowledge of Seller, (a) each of the Seller and Carolina Petroleum have complied in all material respects with all Laws applicable to it, to its ownership and/or use of the Real Property, and to the operation of the Business, (b) neither the Seller nor Carolina Petroleum has been charged with or, threatened with any charge concerning or under any investigation with respect to any material violation of any provision of any Law applicable to or affecting Seller, the Business or the Real Property, and (c) neither the Seller nor Carolina Petroleum is in violation of or in default under, and no event has occurred which, with the lapse of time or the giving of notice or both, could result in the violation of or default under, the terms of any judgment, decree, order, injunction or writ of any court or other Governmental Authority applicable to, Seller, any of its assets, properties or Stores, or the Business.

5.7 Financial Statements. Seller has delivered to Purchaser unaudited financial statements (for Seller and for Carolina Petroleum) for the twelve (12) months ended March 31, 2005 and 2006 and unaudited interim financial statements for the five (5) months ended August 31, 2006, copies of which are attached as Schedule 5.7. Said financial statements are true and correct in all material respects and fairly present the financial condition of Seller or Carolina Petroleum, as applicable, for the periods indicated and the results of the operations of Seller or Carolina Petroleum, as applicable, for said periods, in conformity with generally accepted accounting principles applied on a basis consistent with prior periods except as otherwise noted within said financial statements.

5.8 Absence of Certain Changes or Events. Except as described in detail on Schedule 5.8 hereto, since March 31, 2006 the Seller has conducted Seller’s Business and Carolina Petroleum has conducted the Carolina Petroleum Business in the ordinary course and consistent with past practice and:

(a) to the Seller’s Knowledge, there has not occurred (i) any material adverse change in the Condition of the Business or (ii) any event, circumstance or combination thereof, whether arising prior to or after March 31, 2006, which might reasonably be expected to result in any material adverse change in the Condition of the Business before, on or after the First Closing Date; and

(b) the Seller (or Carolina Petroleum) has not (i) to Seller’s Knowledge, suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the Condition of the Business, (ii) entered into any material commitment or transaction (including, without limitation, any borrowing or capital expenditure) affecting or relating to the Business not in the ordinary course of business in accordance with past practice, (iii) Transferred any of the assets of the Business except in the ordinary course of business in accordance with past practice, (iv) granted or agreed to grant any increase in the compensation of any employee of the Business (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any employee of the Business, except for those granted in the ordinary course of business in accordance with past practice or as described on Schedule 5.8(b), or (v) entered into or agreed (whether in writing or otherwise) to enter into any agreement or other arrangement to take any action referred to in this Section 5.8, including, without limitation, any agreement or arrangement granting any preferential right to purchase any of the assets of the Business (including, without limitation, the Transferred Assets) or requiring the consent of any party to the Transfer of any such assets.

5.9 Title to Transferred Assets.

(a) Except as set forth on Schedule 5.9, (i) the Seller, its Affiliates or Seller’s Designates, as applicable, has legal title to all of the Transferred Assets and the Seller Real Property, free and clear of any pledge, mortgage or security interest of any kind whatsoever, except for those mortgages or other encumbrances listed on Schedule 5.9, which shall be removed at or prior to the First Closing; (ii) each Affiliate identified on Schedule 5.11(b) has legal title to the Affiliate Real Property identified as owned by such Affiliate, free and clear of any pledge, mortgage or security interest of any kind whatsoever, except for those mortgages or other encumbrances listed on Schedule 5.9, which shall be removed at or prior to the First Closing; (iii) to Seller’s Knowledge, each Seller’s Designate identified on Schedule 5.11(c) has legal title to the Seller Designate Real Property identified as owned by such Seller’s Designate, free and clear of any pledge, mortgage or security interest of any kind whatsoever, except for those mortgages or other encumbrances listed on Schedule 5.9, which shall be removed at or prior to the Second Closing; and (iv) with respect to each parcel of Third Party Real Property identified on Schedule 5.11(d), Seller has no knowledge of any adverse claim against the title to the Third Party Real Property owned by such Third Party, except as scheduled on Schedule 5.11(g).

(b) Except as set forth on Schedule 5.18(b), all material properties and assets (real, personal, mixed, tangible or intangible) used in the operation of the Business are included in the Transferred Assets.

(c) Upon the delivery of the instruments of Transfer described in Section 3.2 hereof to the Purchaser at the First Closing with respect to the Transferred Assets transferred at the First Closing, or the Second Closing with respect to the Transferred Assets transferred at the Second Closing, the Transferred Assets shall have been Transferred to the Purchaser, free and clear of any Liens of any kind whatsoever, except for Permitted Liens.

5.10 Inventory. Subject to Section 5.8 and related Schedules, as of the First Closing, the Inventories shall be in good and merchantable condition and constitute a customary and normal supply and product mix, consistent with Seller’s past practice, of saleable Merchandise Inventory and Petroleum Inventory currently sold at normal prices in the ordinary course of business of the Business. The Seller and Purchaser agree that the parties shall conduct an Audit of all Inventories, and the cost of the Audit shall be borne equally by Seller and Purchaser and paid at or before the Second Closing.

5.11 Real Property.

(a) Schedule 5.11(a) hereto contains a true and complete list and description of all of the Seller Real Property.

(b) Schedule 5.11(b) hereto contains a true and complete list and description of all of the Affiliate Real Property.

(c) Schedule 5.11(c) hereto contains a true and complete list and description of all of the Seller Designate Real Property.

(d) Schedule 5.11(d) hereto contains a true and complete list and description of all of the Third Party Real Property.

(e) The Real Property includes all land, easements, rights of way, access to public streets or roads, buildings, structures and other improvements (except as otherwise provided in this Agreement) used by the Seller in the conduct of the related Stores and the Business as it is currently being conducted.

(f) Except as set forth on Schedule 5.11(f), neither the Seller, any Affiliate nor, to the Seller’s Knowledge, any Seller’s Designate or Third Party owns, holds or is obligated under or a party to any option, right of first refusal or other contractual right to acquire or sell any of the Real Property or any interest therein which will survive the First Closing with respect to the Affiliate Real Property and the Third Party Real Property, or the Second Closing with respect to the Seller Designate Real Property.

(g) Except as set forth on Schedule 5.11(g), with respect to the Real Property, to the Seller’s Knowledge, there are not (i) any pending or threatened condemnation proceedings, (ii) any pending or threatened Actions or (iii) any other matter materially and adversely affecting the value thereof other than those matters that are Permitted Liens or are subject to the provisions of Section 7.7, 7.8 and/or 11.3.

(h) Each of the Seller, the Affiliates and, to Seller’s Knowledge, the Third Parties and Seller’s Designates, has paid, and will continue to pay through the First Closing, all taxes, assessments, charges, fees, levies and impositions which are due and payable and owing by each or any of them with respect to the Real Property. Except as set forth on Schedule 5.11(h), to the Seller’s Knowledge, there is no actual or pending imposition of any assessments or public betterments, and, no improvements have been constructed or planned which would be paid for by means of assessments upon the Real Property.

5.12 Third Party Leases.

(a) Schedule 5.12(a) hereto contains a true and complete list and description, including annual rent, of each of the Third Party Leases. Except as specifically identified on Schedule 5.12(a), the Seller’s interest in each of the Third Party Leases is free and clear of any pledge, mortgage or security interest of any kind whatsoever. The Seller has delivered to the Purchaser true and complete copies of all of the Third Party Leases and of all related options, if any, to purchase the Third Party Real Property.

(b) Each Third Party Lease and each such option to purchase is valid and binding and is in full force and effect, subject only to exceptions based on bankruptcy, insolvency or similar Laws of general application, and there are no existing material defaults by the Seller or an Affiliate under, or, to the Knowledge of the Seller, by any other party to, any Lease or any option to purchase the Third Party Real Property, or any condition, event or act known to the Seller that, with notice or lapse of time or both, would constitute a material default. Without limiting the foregoing, the Seller has not received any notice from any Person asserting that the Seller or an Affiliate is in default under any Third Party Lease or under any option to purchase, nor does the Seller have any Knowledge of a default by it or an Affiliate under any Third Party Lease or under any option to purchase. The Seller or an Affiliate currently enjoys peaceful and undisturbed possession of the Third Party Real Property under each of the Third Party Leases.

(c) Except as described in detail on Schedule 5.12(c) hereto, all of the Seller’s or an Affiliate’s rights under the Third Party Leases, as the case may be, may be assigned or subleased to the Purchaser without the Approval of any Person.

5.13 Insurance. The Seller currently has in effect policies of fire, liability, and worker’s compensation insurance which provide coverage for the Stores and the Business as summarized on Schedule 5.13 (collectively, the “Insurance Policies”). The Insurance Policies are, and will remain, in full force and effect through the First Closing Date. Except as described on Schedule 5.13, there is no notice of or basis for any modification, suspension, termination or cancellation of any Insurance Policy or of any claim thereunder.

5.14 Contracts. Each of the Contracts specified on Schedule 2.1(h) is valid and in full force and effect and has been entered into in the ordinary course of business, Seller is current in its obligations thereunder, and, to the Knowledge of the Seller, none of them is in default in any material respect. The Seller has delivered to the Purchaser true and complete copies of each of the Contracts. Except as set forth on Schedule 5.14 hereto, each Contract that is being assigned by the Seller to the Purchaser hereunder may be so assigned without notice to, or the Approval of, any Person.

5.15 Employment Law Matters.

(a) With respect to the Business, to Seller’s Knowledge (i) the Seller is in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, wages and hours and the employment of aliens or similar immigration matters except where such non-compliance would not have a material adverse effect on the Business or the transactions contemplated by this Agreement or the other Transaction Documents; and (ii) the Seller is not engaged in any unfair labor practice.

(b) There is no strike, labor dispute, slowdown or work stoppage pending or, to the Knowledge of the Seller, threatened, against or affecting the Business.

(c) Except as set forth on Schedule 5.15 hereto, none of the current employees of the Business is represented by a labor union, and, to the Seller’s Knowledge, no petition has been filed or proceedings instituted by any employee or group of employees of the Business with any labor relations board seeking recognition of a bargaining representative at any time. There are no controversies or disputes (including any union grievances or arbitration proceedings) pending or, to the Knowledge of the Seller, threatened, between the Seller and any of the employees of the Business (or any union or other representative of such employees), except for such controversies and disputes which do not and will not, individually or in the aggregate, have a material adverse effect on the Condition of the Business.

5.16 Environmental Matters.

(a) For purposes of this Section 5.16, “Hazardous Substance” means any of the following: (i) a “hazardous substance” as defined in 42 U.S.C. Section 9601(14), as amended from time to time, and all rules, regulations and orders promulgated thereunder as in effect from time to time, (ii) a “hazardous waste,” as defined in 42 U.S.C. Section 6903(5), as amended from time to time, and all rules, regulations and orders promulgated thereunder as in effect from time to time, (iii) if not included in (i) or (ii) above, “hazardous waste constituents” as defined in 40 C.F.R. Section 260.10, including, without limitation, those listed in Appendix VII and VIII of Subpart D of 40 C.F.R. Section 261, as amended from time to time, and all rules, regulations and orders promulgated thereunder as in effect from time to time, and (iv) “source,” “special nuclear” or “by-product material,” as defined in 42 U.S.C. Sections 3011, et seq., as amended from time to time, and all rules, regulations and orders promulgated thereunder as in effect from time to time, but the definition “Hazardous Substance” specifically excludes Petroleum Products, other than waste oil.

(b) Except as set forth in Schedule 5.16(b), the Seller, the Affiliates and the Real Property are in compliance in all material respects with all applicable Laws relating to Hazardous Substances in respect of the Business. Without limiting but subject to the foregoing, except as set forth in Schedule 5.16(b) hereto (i) the operations of the Business do not violate, and since commencement of operations of each Store by the Seller, or the Carolina Petroleum Business, have not violated, any Law relating to the generation, storage, processing, utilization, labeling, transportation, treatment, disposal, release, discharge, emission or other disposition of Hazardous Substances, and (ii) to the Knowledge of the Seller, any current or former owner, occupant or operator of any property at any time owned, leased or operated by the Seller, insofar as the same relates to any of the Stores, the Business, the Real Property or any portion thereof, has not ever utilized any such property or any portion thereof in violation of any environmental Law relating to the generation, storage, processing, utilization, labeling, transportation, disposal, treatment, emission, release, discharge, or other disposition of Hazardous Substances.

(c) With respect to the Business, the Seller does not utilize, store, dispose of, treat, generate, process, transport, release or own any Hazardous Substance in violation of any environmental Law.

(d) With respect to the Business, except as set forth on Schedule 5.16(d) hereto, the Seller has, in a timely manner and in all material respects, obtained all Licenses and Approvals and filed all reports required of Seller or the Business to be filed under or pursuant to any applicable environmental Law related to any Hazardous Substance or Petroleum Products.

(e) With respect to the Business, except as set forth on Schedule 5.16(b), the Seller has not received any notice of any writ, injunction, decree, order or judgment outstanding or of any Action instituted or threatened under or pursuant to, or of any violation of, any environmental Law relating to any Hazardous Substances or Petroleum Products applicable to any of the Real Property, including, without limitation, any notice from any Governmental Authority or other Person advising the Seller that it is or is potentially responsible for response costs under CERCLA or any other Law with respect to a release or threatened release of any Hazardous Substances or Petroleum Products.

(f) Except as set forth on Schedule 5.16(b), the Seller has not received any notice of any violation of any environmental Law relating to the operation of the Business, including, without limitation, under CERCLA, the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et seq.) (together with the regulations promulgated thereunder, “RCRA”), the Oil Pollution Act of 1990 (33 U.S.C. Section 2701, et seq.) (together with the regulations promulgated thereunder, “OPA”), the Emergency Planning and Community Right-to-Know Act, as amended (42 U.S.C. Section 11001, et seq.) (together with the regulations promulgated thereunder, “Title III”), the Clean Water Act, as amended (33 U.S.C. Section 3121, et seq.) (together with the regulations promulgated thereunder, “CWA”), the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.) (together with the regulations promulgated thereunder, “CAA”), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601, et seq.) (together with the regulations promulgated thereunder, “TSCA”), and any state or local similar laws and regulations and any so-called local, state or Federal “superfund” or “superlien” law.

(g) To Seller’s Knowledge, Schedule 5.16(g) hereto contains a true and complete list and description of every underground storage tank system, including pumps and lines, on the Real Property (each, a “Tank”) for the storage of Petroleum Products. Each Tank is registered with NCDENR or SCDHEC, as applicable, and Seller has satisfied all applicable requirements for coverage under the Trust Fund for each of the Tanks. To Seller’s Knowledge, Seller has not taken or allowed any action, or failed to take any action, which could result in revocation of such coverage under the Trust Fund. Each of the Tanks and related equipment and apparatus has been or will be upgraded prior to the First Closing to meet all applicable legal and regulatory requirements existing prior to the First Closing, and to Seller’s Knowledge, none of such tanks has been or is being used for the storage of waste oil.

(h) Except as set forth on Schedule 5.16(b), to Seller’s Knowledge, there has been no release or threat of release of Hazardous Substances or Petroleum Products at or from the Tanks, Petroleum Equipment, Stores or Real Property, in amounts or in a manner that could reasonably be expected to require Notification or Remediation under any environmental Law. With respect to the Business, to Seller’s Knowledge, Schedule 5.16(b) hereto contains a true list and description of the status of any such Notification, Remediation or other action under applicable Laws relating to Hazardous Substances, Petroleum Products, leaking underground storage tanks or tank systems or leaking aboveground storage tanks on any of the Real Property, including, with respect to any such Notification, Remediation or other type of such operation, the date of commencement; the date of completion or closure; whether Trust Fund or insurance coverage for such operation exists or has been denied or excluded; and whether any Trust Fund or insurance deductible has been met. For purposes of this Section 5.16(h), “Notification” shall mean any notice of a regulatory requirement or notice of violation issued by, or required to be reported to, a Governmental Authority.

(i) To Seller’s Knowledge, there are no unregistered underground storage tanks, including pumps and lines, or aboveground storage tanks on the Real Property.

5.17 Property of Others. To the Seller’s Knowledge no shortage exists in (a) any inventory or finished goods owned by suppliers of the Business and stored upon its premises or otherwise or (b) any other item of personal property owned by another for which the Business is accountable to another. Without limiting the foregoing, all items of personal property for which the Business is accountable under any consignment contract, or otherwise are accounted for with no shortages and have suffered no damage or deterioration, normal wear and tear and casualties excepted. Should shortages exist at the First Closing, the Seller shall be responsible for any required compensation or replenishment. Schedule 5.17 sets forth a list of personal property owned by others for which the Business is accountable.

5.18 Equipment, Etc.

(a) Schedule 5.18(a) hereto contains a true and complete list of all computer equipment, Petroleum Equipment, Store Equipment, Car Wash Equipment, furniture and other tangible personal property and assets owned by the Seller and included in the definition of Transferred Assets. Schedule 2.1(e) contains a true and complete list of Carolina Petroleum Assets owned by Carolina Petroleum.

(b) Schedule 5.18(b) contains a true and complete list of all computer equipment, Petroleum Equipment, Store Equipment, Car Wash Equipment, Carolina Petroleum Assets, furniture and other tangible personal property and assets owned by third parties and used in the Business.

5.19 Condition of Tangible Assets. As of the First Closing, the facilities, computer equipment, Store Equipment, Petroleum Equipment, Car Wash Equipment, Carolina Petroleum Assets, furniture, fixtures, buildings and other tangible assets which are included in the Transferred Assets or are a part of the Real Property are in good operating condition and repair and are adequate for the uses to which they have been put by the Seller in the ordinary course of the business of the Business, except for ordinary wear and tear. To the Seller’s Knowledge, all of the equipment necessary for the sustained uninterrupted operation of the Business complies, and during Seller’s operation of the Business such equipment has complied, in all material respects, with all applicable Laws.

5.20 Sufficiency of Assets. Except for the Excluded Assets or those items referred to in Section 5.17, or as set forth on Schedule 5.18(b), the Transferred Assets constitute all of the property, assets and contractual rights (a) adequate for the conduct of the Business as presently conducted and (b) presently used by the Seller with respect to the Business. The Business has, and on the First Closing Date will have, a normal operating supply (consistent with past practices) of Inventories and Store Supplies.

5.21 Tax Matters.

(a) Except where such non-compliance would not have a material adverse effect on the Business or the transactions contemplated by this Agreement or the other Transaction Documents, (i) Seller has filed or, in case of Tax Returns not yet due, will timely file all Tax Returns that are required to be filed on or before the First Closing Date; (ii) all such Tax Returns are and will be true, correct and complete in all respects; and (iii) Seller has paid or shall pay or make adequate provision for all taxes due with respect to such Tax Returns. Except as disclosed on Schedule 5.21, there is no pending or, to the Seller’s Knowledge, threatened action, audit, proceeding or investigation for the assessment or collection of any taxes.

(b) Purchaser shall not have any liability for payment or otherwise with respect to any Taxes arising out of the Transfer contemplated by this Agreement, or attributable to or affecting the Transferred Assets or the conduct of the Business through the First Closing Date, subject to Purchaser’s obligation to pay any of the aforementioned which are prorated at the First Closing pursuant to Section 2.9. There does not exist and will not exist any liability for Taxes that may be asserted by any taxing authority against the Transferred Assets arising out of the Transfer contemplated by this Agreement, or the conduct of the Business through the First Closing Date for which Purchaser will have any liability for payment or otherwise, and no Lien or other encumbrance for such Taxes has or will attach to the Transferred Assets; provided that Purchaser shall pay any of the aforementioned which are prorated at the First Closing pursuant to Section 2.9.

5.22 Finders or Brokers. Except as set forth in Schedule 5.8(b), the Seller has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who is entitled to any fee or commission in connection with the execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

5.23 Disclosure of Material Facts. To the Knowledge of the Seller, no provision of this Agreement or any of the other Transaction Documents contains or will contain at the First Closing, with respect to the Transferred Assets delivered as of the First Closing, or at the Second Closing, with respect to the Transferred Assets delivered as of the Second Closing, any untrue statement of a material fact with respect to the Seller, the Business, the Stores or the Transferred Assets or omits or will omit at the First Closing or Second Closing, as applicable, to state a material fact with respect to the Seller, the Business, the Stores or the Transferred Assets necessary in order to make the statements herein or therein not materially misleading.

5.24 Certain Interests; Affiliate Transactions. Schedule 5.24 hereto sets forth a true and complete list and detailed description of all written and material unwritten agreements, commitments, obligations and understandings binding upon or relating to the Business which provide for or reflect the sale by Seller or the Business to, or the purchase by Seller or the Business from, any Affiliate thereof of any products, goods, supplies, equipment or services and indicates which of such agreements, if any, will survive the First Closing. Except as described in detail on Schedule 5.24 hereto, the Termination of any such agreement, commitment or understanding would not have a material adverse effect on the Condition of the Business.

5.25 Employee Benefit Plans.

(a) Schedule 5.25(a) lists all Employee Benefit Plans participated in or maintained by Seller or any other entity or business that is treated as a single employer with Seller pursuant to Section 414(b), (c), (m) or (o) of the Code or with respect to which Seller or any other entity or business that is treated as a single employer with the Seller pursuant to Section 414(b), (c), (m), or (o) has made contributions and has or in the future could have any liability. Seller has made available to Purchaser true, correct and complete copies of all such written Employee Benefit Plans and descriptions of any such unwritten Employee Benefit Plans.

(b) With respect to each Employee Benefit Plan, no event has occurred, and there exists no condition or set of circumstances in connection therewith, for which Seller or any other entity or business that is treated as a single employer with Seller pursuant to Section 414(b), (c), (m) or (o) of the Code could be subject to any liability under ERISA, the Code or any other applicable Law, except liability for benefit claims and funding obligations payable in the ordinary course. Each Employee Benefit Plan is in compliance with, and has been administered in all material respects consistent with, its terms, ERISA, the Code, and other applicable Law, including, but not limited to, all applicable reporting and disclosure requirements. Except as described in Schedule 5.25(b), to Seller’s Knowledge, no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of any fiduciary duty under Title I of ERISA, has occurred with respect to any Employee Benefit Plan and no civil or criminal action is pending or, to Seller’s Knowledge, threatened against any Employee Benefit Plan. Seller and any other entity or business that is treated as a single employer with Seller pursuant to Section 414(b), (c), (m) or (o) of the Code have timely filed or caused to be timely filed with the Internal Revenue Service all applicable annual reports for each Employee Benefit Plan, for all years and periods for which such annual reports were required through the First Closing Date.

(c) Except as set forth in Schedule 5.25(c), each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code so qualifies, its related trust is exempt from taxation under Section 501(a) of the Code and has either (i) timely received a favorable determination letter from the IRS that the Plan is so qualified, or (ii) is entitled to rely on a favorable opinion letter issued by the IRS to a provider of a prototype defined contribution plan adopted by Seller and no fact or event has occurred since receipt of such determination letter or opinion letter which has resulted, or is reasonably likely to result, in the Seller’s inability to rely on such letter. Neither Seller nor any other entity or business that is treated as a single employer with Seller pursuant to Section 414(b), (c), (m) or (o) of the Code has maintained, sponsored, contributed to, participated in or had any liability with respect to (i) any Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, (ii) any multiemployer plan as defined under Sections 3(37) or 4001(a)(31) of ERISA or Section 414(f) of the Code, (iii) any Employee Benefit Plan that promises or provides retiree medical or other welfare benefits to any person, except as required by ERISA, the Code or other applicable Law, including, but not limited to COBRA, (iv) any multiemployer plan within the meaning of Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA or (v) any multiemployer welfare arrangement as defined in Section 3(40) of ERISA.

Except as set forth on Schedule 5.25(c) and as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Seller to severance pay, unemployment compensation, Accrued Vacation Pay, or any similar payment for which Purchaser could be liable, (ii) accelerate the time of payment or vesting or increase the amount of any compensation to or in respect of any current or former employee of Seller for which Purchaser could be liable or (iii) result in or satisfy any condition to the payment of compensation to any current or former employee of Seller for which Purchaser could be liable that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

5.26 Trademarks. Schedule 5.26 sets forth a complete list of all material trademarks, tradenames, product identifiers and/or trade dresses registered with the United States Patent and Trademark Office, other than such items that identify products or services of third parties that are sold by Seller in the ordinary course of business (the “Trademarks”), and all licenses that it has with respect to any intellectual property of a third party used in the Business (other than shrink-wrap software licenses) and indicates each Trademark that is registered in the name of Seller on the Principal Register of the United States Patent and Trademark Office or in any State. To the Knowledge of the Seller, there is no infringement of the Trademarks by others. To the Knowledge of the Seller, the use of the Trademarks in the Business (as the Business is now being conducted) does not result in any infringement of the rights of others. The Seller is the sole and legal owner of the Trademarks and there is no claim by any other person that such other person is the legal owner of such Trademarks. The Seller has not granted any license or right to use any Trademark to any other person.

5.27 Representations and Warranties. Other than with respect to the representations and warranties explicitly provided in this Article V, as modified by the Schedules, and the ancillary agreements and certificates hereto (and subject to the limitations contained herein and provisions of this Agreement), Seller makes no other representations or warranties, either express or implied, with respect to the completeness or accuracy of any other information or documentation provided or made available to Purchaser or its Representatives.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

6.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is authorized to transact business in the States of North Carolina and South Carolina and other states in which such authorization is required.

6.2 Power and Authority. The Purchaser has all requisite power and authority to enter into and deliver this Agreement and the other Transaction Documents, perform its obligations hereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by it, the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all corporate actions on its part required by applicable Law, its Certificate of Incorporation and By-Laws.

This Agreement and the other Transaction Documents constitute the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general equitable principles.

6.3 No Violation. Neither the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby, will (i) contravene any provision of its Certificate of Incorporation or By-Laws; or (ii) violate any material agreement or instrument to which it is a party or by which it or any of its assets or properties may be bound.

6.4 No Actions. There is no Action pending or, to the knowledge of the Purchaser, threatened, against it or any of its assets, properties or rights before any court or other Governmental Authority which (i) questions or challenges the validity of this Agreement or any action taken or proposed to be taken by it pursuant hereto or in connection with the transactions contemplated hereby, (ii) could, if adversely determined, have a material adverse effect on the transactions contemplated hereby, or (iii) would violate any material Law or any judgment, decree or order of any court or other Governmental Authority or any arbitration award to which it is subject or by which any of its assets or properties may be bound.

6.5 Approvals. To the knowledge of the Purchaser, neither any declaration, filing or registration with, notice to nor any Approval of, any Governmental Authority or other Person is required to be made or obtained by or given by or with respect to it in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except such filings as may be required by the Hart-Scott-Rodino Antitrust Improvements Act, as amended. The Seller and Purchaser shall each pay one-half (1/2) of the fee payable upon filing the Premerger Notification Form and any other filings as may be required by the Hart-Scott-Rodino Antitrust Improvements Act, as amended.

6.6 Disclosure of Material Facts. To the knowledge of the Purchaser, no provision of this Agreement or any of the other Transaction Documents contains or will contain at the First Closing or Second Closing, as applicable, any untrue statement of a material fact with respect to Purchaser or omits or will omit at the First Closing or Second Closing, as applicable, to state a material fact with respect to Purchaser necessary in order to make the statements herein or therein not misleading.

6.7 Finders or Brokers. The Purchaser has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who is entitled to any fee or commission in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

6.8 Financial Capability/Solvency. The Purchaser presently has and will have at the First Closing or Second Closing, as applicable, all funds or financing in place necessary to pay and deliver to Seller the Purchase Price in immediately available funds as contemplated in this Agreement. At least ten (10) Business Days prior to the First Closing Date, Purchaser shall deliver to Seller a written commitment by Purchaser’s REIT to fund the Second Closing.

6.9 Exxon-Branded Distributor. The Purchaser is an Exxon-branded distributor as such term is used in that certain Purchase Option and Right of First Refusal between Petro Properties, LLC and Exxon Corporation dated April 7, 1998 and recorded May 7, 1998 in Book 9666 at Page 597 of the Mecklenburg County, North Carolina Public Registry.

ARTICLE VII

CERTAIN OBLIGATIONS OF THE SELLER PRIOR TO THE CLOSINGS

OR EARLIER TERMINATION OF THIS AGREEMENT

The Seller hereby covenants that, except as otherwise consented to in writing by the Purchaser, from and after the date hereof until the First Closing or Second Closing, as specified in this Article VII, or the earlier termination of this Agreement:

7.1 Conduct of Business. Except as provided for or permitted under this Agreement, prior to the First Closing, the Seller shall carry on the business and operations of the Business only in the ordinary course and in the same manner as heretofore conducted, including, without limitation: (a) performing in all material respects all of its material obligations under all contracts and agreements to which it is a party or by which it or any of its assets or properties are bound and which relate to or affect the Business; (b) using its reasonable efforts to maintain and preserve (i) all of the properties, equipment, and other assets of the Business in good repair, working order and condition (except for ordinary wear and tear and casualties), (ii) the present workforce of the Business (including, without limitation, those key employees who have been and through the First Closing Date will be responsible for operating, administering and managing the Business), (iii) all of the Licenses and Approvals relating to or affecting the Business in good standing and (iv) its present relationships with, and the good will of, the agents, suppliers, and customers of the Business and others with which it has business relations which relate to or affect the Business; and (c) keeping in full force and effect insurance with respect to the Business comparable in amount and scope of coverage to that currently maintained by it with respect to the Business. The Seller shall consult with the Purchaser from time to time, upon the reasonable request of the Purchaser, with respect to the conduct of the Business.

7.2 Restricted Activities and Transactions. Without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, prior to the First Closing, the Seller shall not engage in any one or more of the following activities or transactions with respect to the Business: (a) directly or indirectly create, incur or assume any Lien (other than Permitted Liens) on or with respect to any property or asset (including any document or instrument in respect of goods) of the Business, whether now owned or hereafter acquired, or any income or profits therefrom; (b) Transfer, or agree to Transfer, any part of the Business’s assets, properties or rights, other than in the ordinary course of the business of the Business in accordance with past practice; (c) enter or agree to enter, into any agreement or arrangement granting any preferential rights to purchase any of the Business’s assets, properties or rights (including, without limitation, the Transferred Assets) or requiring the consent of any party to the Transfer of any such assets, properties or rights; (d) make or permit to be made any material amendment to or termination of any Contract, License or Approval relating to the Business other than in the ordinary course of business in accordance with past practice; (e) make any material change in any profit-sharing, pension, retirement, long-term disability, hospitalization, insurance or other Employee Benefit Plan, payment or arrangement, except as required by Law; (f) enter into any collective bargaining agreement; (g) enter into any material contract or agreement except in the ordinary course of business in accordance with past practice and in no event for a term in excess of one year; (h) enter into any compromise or settlement of any material Action affecting or relating to the Business or any of its properties, assets or businesses; (i) do or permit to occur any of the things referred to in Section 5.8(b)(ii)–(iv) hereof; or (j) otherwise take any other action which would result in a breach of any of the representations or warranties set forth in Article V hereof. Notwithstanding the above, the parties acknowledge that (i) certain of the Seller’s health plans and retirement plans shall be terminated as of the First Closing; (ii) Seller shall enter into certain severance, employment and consulting arrangements prior to the First Closing; provided, however, that Purchaser shall have no liability under such arrangements unless expressly provided in this Agreement; and (iii) Seller will be acquiring certain Transferred Assets and refinancing certain Transferred Assets prior to the First Closing or Second Closing, as Seller determines in its sole discretion, which may be encumbered by certain Liens incurred in either of the aforementioned acquisitions and refinancings which Seller will be responsible for satisfying and removing in connection with its delivery of the Transferred Assets at the First Closing or Second Closing, as applicable.

7.3 Cooperation. The Seller shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated at the First Closing or Second Closing, as provided in this Agreement. The Seller shall (a) use commercially reasonable efforts to obtain, with Purchaser’s cooperation, all Approvals of, make all filings with and give all notices to, all such Governmental Authorities and other Persons referred to on Schedules 5.5, 5.12(c) and 5.14 hereof) and (b) give prompt notice to the Purchaser of (i) any notice of, or other communication relating to, any default, or any event which, with the giving of notice or the lapse of time or both, would become a default, under, any material Contract to which the Seller is a party or by which it or its assets or properties are bound and which affects or relates to the Business and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the execution and delivery of this Agreement or the transactions contemplated hereby. In addition, Seller shall cooperate with Purchaser in obtaining Licenses (including alcoholic beverage licenses) for the Stores as of the First Closing Date.

With regard to clause (a) above, with respect to those Approvals which reasonably can be obtained prior to the First Closing Date, Seller and/or Purchaser, by mutual agreement, shall request such Approvals in a timely manner so that Approvals are received at least five (5) days prior to the First Closing Date. Seller shall cooperate with Purchaser after the First Closing Date to obtain those Approvals which cannot reasonably be obtained prior to the First Closing Date.

7.4 Employee Benefit Plans. Prior to the First Closing, Seller shall take any and all actions necessary or desirable to cause all Employee Benefit Plans and any other plans or programs relating to employee benefits maintained by the Seller for the benefit of employees of the Business to be continued in full force and effect, except as required pursuant to the terms and provisions of such plans or programs in the ordinary course of business in accordance with past practice. Seller shall terminate The Petro Express Employees’ Savings and Profit Sharing Plan (“Petro Plan”) as of the First Closing thereby providing one hundred percent (100%) vesting of all participant accounts under the Petro Plan.

7.5 No Negotiations. Prior to the Second Closing Date, neither the Seller, any of its Affiliates, nor any of the Representatives of any of them, shall, directly or indirectly, in any way contact, initiate, enter into or conduct any discussions or negotiations, or enter into any agreements, whether written or oral, with any Person with respect to the sale of the Business or all or any significant portion of the assets of Seller; provided that the aforementioned shall not apply in the event of a Purchaser breach resulting in Purchaser’s failure to close at either the First Closing Date or Second Closing Date.

7.6 Access to the Business. The Seller hereby acknowledges that the Purchaser and its Representatives (collectively, the “Purchaser Group”) may continue their due diligence investigation of the business, operations and affairs of the Business through and until the First Closing Date. The Seller and its Affiliates and Representatives shall cooperate fully with such investigation and, upon reasonable prior notice, shall afford the Purchaser Group reasonable access, during normal business hours and at other reasonable times, to the sales records (for 2004, 2005, 2006 and 2007 year-to-date), current personnel records, and Stores and other facilities of the Business, in order that the Purchaser Group may have the opportunity to make such investigations thereof as it shall deem necessary or desirable. Upon Purchaser’s request,

Seller shall provide interim financial statements to include the period from most recent period covered by Section 5.7 to the date of such request, but not later than the First Closing Date; provided, however, Seller shall have fifteen (15) Business Days following receipt of Purchaser’s request in which to deliver such financial statements. The Seller shall furnish the Purchaser Group with any applications or statements to be made to any Governmental Authority in connection with the transactions contemplated by this Agreement. Further, the Seller shall use commercially reasonable efforts to assist the Purchaser Group in contacting and communicating with their independent accountants, suppliers and other Persons having dealings relating to the Business. Except as provided in Section 7.7 and Section 7.8 or as otherwise provided in this Agreement, none of the information furnished hereunder or obtained by the Purchaser Group during its due diligence investigation of the Business shall in any way release the Seller from the representations and warranties made by it in this Agreement, subject to limitations contained herein, including but not limited to Section 12.4(a).

Commencing on the day following the date of this Agreement, subject to Sections 7.7 and 7.8 below, Purchaser and its Representatives shall be allowed to make such environmental and other engineering investigations as Purchaser shall deem appropriate; provided, however, that the Person conducting such activities by or on behalf of Purchaser shall use its best efforts to minimize any damage to the Real Property and interference with business operations on the Real Property; provided further, Purchaser shall give Seller reasonable prior written notice (which in any event shall not be less than two (2) business days) before entering any of the Real Property, and Seller may have a representative present during any and all examinations, inspections or studies on the Real Property. Purchaser shall bear the expense of such testing and shall immediately provide to Seller copies of any and all reports generated therefrom. The Purchaser and Seller hereby acknowledge and agree that any reports and/or other results obtained from any examinations conducted pursuant to this Agreement shall remain strictly confidential in accordance with Sections 7.10, 8.3 and 11.1 herein, except to the extent that Seller or Purchaser has a reporting obligation with regard to any such matters. The Seller will immediately deliver to the Purchaser copies of all environmental reports, copies of all environmental related claims, inquiries or requests for information by third parties, and copies of all correspondence with environmental regulatory agencies regarding each Store in Seller’s possession.

In conducting any investigation pursuant to this Agreement, Purchaser:

(i) shall use its best efforts to minimize interference with Seller’s Business;

(ii) subject to applicable Laws, upon the completion of any investigation (unless Remediation is conducted by Seller, at Seller’s election, pursuant to Sections 7.7 and 11.3(a) and restoration of the Real Property to substantially the same condition prior to such investigation would interfere with or conflict with such Remediation), Purchaser shall reasonably restore the Real Property to substantially the same condition prior to such investigation, except that any groundwater monitoring wells need only be closed in accordance with applicable Laws;

(iii) shall indemnify and hold harmless Seller and will reimburse Seller for Damages to the extent caused by Purchaser and/or its Representatives in connection with its entry on the Real Property and any investigation of the Real Property by Purchaser and/or its Representatives conducted pursuant to this Section 7.6 and Section 7.7, but excluding Damages arising out of the results of such investigation;

(iv) shall comply with all Environmental Laws and any other applicable Laws in connection with such investigations, including without limitation, Laws regarding use of properly licensed, insured and bonded contractors (or representatives) to perform certain investigations, and shall require its Representatives to have appropriate insurance;

(v) shall be solely responsible for all costs incurred by Purchaser in connection with any such investigations, and, if any liens are filed against the Real Property by reason of such investigations, Purchaser shall cause the same to be canceled or discharged at its own expense and indemnify Seller for same; and

(vi) shall promptly, upon request, furnish Seller with copies of any and all Phase I and Phase II reports and any other written surveys, inspections, investigations, title commitments and exception documents, studies or similar written reports generated by third parties to Purchaser and/or its Representatives in connection with such investigations.

7.7 Environmental Investigation; Remediation.

(a) At Purchaser’s sole option and expense, it may engage SEI Environmental, Inc. (“Consultant”) to conduct Phase I environmental site assessment(s) (“Phase Is”) of any of the Real Property. Purchaser may engage a qualified environmental consultant other than Consultant (if such other qualified environmental consultant is approved by Seller, which approval shall not be unreasonably withheld, conditioned or delayed (“Other Qualified Environmental Consultant”). The scope of the Phase I shall be at Purchaser’s discretion, subject to Section 7.6, but shall not include any invasive or destructive testing. Purchaser anticipates ordering Phase Is for all parcels of Real Property but shall notify Seller on the second (2nd) day after the Announcement Date of those parcels of Real Property for which it did not order Phase Is. Except to the extent that Purchaser has elected not to obtain a Phase I for any parcel of Real Property, Purchaser shall use its best efforts to have such Phase Is completed and reviewed by 5:00 P.M. Eastern Standard Time on the forty-fifth (45th) calendar day following the Announcement Date (“Phase I Deadline”), to notify Seller in writing of (A) Purchaser’s requests that Seller Remediate a violation of environmental Law set forth in such Phase Is, provided that Purchaser specifies in reasonable detail the nature of such violation and (B) Purchaser’s intent to conduct a Phase II environmental site assessment (“Phase II”) at any parcels of Real Property at its sole expense regardless of whether there is a violation of environmental Law (with (A) and (B) collectively referred to herein as “Phase I Notice”). If Purchaser plans to conduct a Phase II (whether or not there is a violation of environmental Law identified in the Phase I), Purchaser shall notify Seller and Seller shall be obligated to permit Purchaser to conduct a Phase II environmental site assessment, including subsurface testing, sampling, or other physically destructive or invasive testing, subject to Section 7.7(b), except that such Phase II testing shall not be performed on any Third Party Real Property or Seller Designate Real Property without the prior written consent of a Third Party or Seller’s Designate lessor if required under the applicable lease, and Seller shall seek such consent if required (and Purchaser shall not communicate with such Third Party or Seller’s Designate without Seller’s prior written approval). Purchaser’s right to conduct the Phase IIs shall expire if Purchaser does not notify Seller of its intention to conduct such Phase IIs by the Phase I Deadline described above.

(b) Prior to undertaking any Phase II testing, Purchaser shall inform Seller in writing of the intended scope of each Phase II, a reasonable schedule for its performance, and the name of the environmental consulting firm that will oversee such Phase II, if the consultant will be a firm other than Consultant. The scope of any Phase II shall be consistent with the findings and information obtained in connection with the Phase I or any information obtained subsequent to the completion of the Phase I. Seller shall provide any comments to the scope and schedule of the Phase II (and identity of the environmental consultant, if other than Consultant) within ten (10) calendar days of receipt of such scope and schedule (and identity of the environmental consultant, if other than Consultant) (“Seller’s Phase II Comment Period”), and Purchaser shall consider such comments in conducting any Phase IIs. Purchaser shall have no obligation to take into account any comments by Seller on the scope and schedule of the Phase II (or selection of the environmental consultant, if applicable) which are not received by Purchaser within Seller’s Phase II Comment Period. Seller, at its own cost, shall have the right to take a split of any samples collected by Purchaser and/or its Representatives during the course of performing such Phase II.

(c) In the event Purchaser elects to conduct any Phase IIs and properly notifies Seller as set forth in Section 7.7(a), Purchaser shall use best efforts to complete such Phase IIs within a period beginning on the Phase I Deadline and running for a period equal to Seller’s Phase II Comment Period, plus twenty (20) calendar days, plus the number of days, if any, that Purchaser delays its proposed Phase II schedule as a result of a request of the Seller (“Phase II Deadline”). Purchaser shall notify Seller in writing of (i) any objections to violations of environmental Laws (which for purposes of this Agreement shall include reporting obligations under applicable environmental Laws) described in the Phase IIs, specifying in reasonable detail the nature of such violations of environmental Laws and the scope and the estimated cost of the Remediation requested, or (ii) its request to reduce the Purchase Price by an amount equal to the anticipated out-of-pocket cost of the Remediation requested (i.e., the cost not covered by a Trust Fund or other third-party payor), as reasonably determined by Consultant and a consultant hired by Seller (the “Remediation Cost”), including reasonable detail as to the calculation of such Remediation Cost, and assume any and all environmental Liabilities related to such parcel of Real Property (“Phase II Notice”). If Purchaser has not notified Seller of its objections by the Phase II Deadline, then Purchaser’s right to reasonably object to the results of the Phase IIs shall expire, and, except for leaks, releases, spills or discharges of Petroleum Products or Hazardous Substances which occur and are discovered by Seller or Purchaser after the Phase II Deadline but prior to the First Closing, Seller shall have no Liability with respect to any violations of environmental Laws, reporting obligations or any other environmental matter discovered after the Phase II Deadline, and Purchaser shall assume responsibility for all such Liabilities (e.g., Liabilities for petroleum or Hazardous Substances that may attach to Seller as a matter of law notwithstanding the contractual assumption of such Liabilities by Purchaser pursuant to this Agreement). Within ten (10) calendar days of receipt of Purchaser’s Phase II Notice, Seller may elect, in its sole and absolute discretion, to either (i) correct any of the violations of environmental Law set forth in the Phase I Notice or the Phase II Notice, (ii) deposit an amount equal to the Remediation Cost into escrow pursuant to an escrow agreement in form substantially similar to Exhibit F attached hereto for purposes of funding the Remediation (the “Remediation Escrow”), which Remediation Escrows shall be established on an individual Store basis, or (iii) grant Purchaser a reduction of the Purchase Price in an amount equal to the Remediation Cost, and in the event Seller elects option (ii) or (iii), Purchaser shall assume any and all environmental Liabilities related to such parcel of Real Property. In correcting any such violations or conducting any such Remediations, Seller shall comply with the requirements applicable to the Performing Party in Sections 7.7(e) and (f), and Purchaser shall comply with the requirements applicable to the Other Party set forth in Sections 7.7(e) and (f). Any such violations or Remediation or obligation to correct or remediate identified in the Phase I Notice or the Phase II Notice or the recording of a notice of residual petroleum shall not be deemed to be a breach of any representation or warranty or covenants made herein by Seller.

(d) Notwithstanding any other provision of this Section 7.7, in the event the aggregate of (i) the estimated amount requested by Purchaser to complete any corrections of violations of environmental Laws or any Remediation required pursuant to this Section 7.7, whether performed directly by Seller or through a Remediation Escrow, and (ii) the reduction in Purchase Price requested by Purchaser is in excess of Six Million Dollars ($6,000,000), Seller shall have the option of terminating this Agreement within ten (10) calendar days of its receipt of the Phase II Notice, and the effect of such termination shall be the same as a termination pursuant to Section 4.1(a) hereof.

(e) In connection with any correction of any violation of environmental Laws or Remediation which Seller may perform under this Section 7.7, Purchaser and Seller agree that (i) each Party shall cooperate with the other’s reasonable requests with respect to any Remediation, (ii) the party performing the Remediation (the “Performing Party”) shall notify the other (the “Other Party”) in advance of any Remediation to be performed (except in an emergency, when notice shall be provided as soon as reasonably practicable) and keep the Other Party reasonably informed of the progress of any Remediation and the schedule for completing such Remediation; (iii) the Performing Party shall select a qualified consultant to oversee the Remediation, subject to the approval of the Other Party, whose approval shall not be unreasonably withheld; (iv) for any correction or Remediation performed prior to the First Closing, Seller shall allow Purchaser access to the applicable Real Property for the purpose of observing and monitoring the correction or Remediation so long as Purchaser uses best efforts to minimize interference with either the correction or Remediation or the Seller’s business; (v) after the First Closing or Second Closing, as applicable, Purchaser shall permit Seller access to the applicable Real Property (A) for purpose of performing the correction or Remediation, if Seller is performing the correction or Remediation, so long as Seller uses best efforts to minimize interference with Purchaser’s business and (B) for observing and monitoring the correction or Remediation if Purchaser is performing the correction or Remediation, so long as Seller uses best efforts to minimize interference with Purchaser’s correction or Remediation or Purchaser’s business; (vi) within five (5) Business Days of receipt, each party shall submit to the other party copies of all material, non-privileged written communications, filings, reports, correspondence or other writings, photographs or materials submitted to or received from any Person in connection with any such correction or Remediation; (vii) the Performing Party shall provide to the Other Party a reasonable opportunity to comment in advance upon any written communications, filings, reports, correspondence or other writings given to any Governmental Authority in connection with such corrective actions and will consider timely provided comments in good faith; (viii) the Performing Party will perform the Remediation in accordance with applicable Laws; (ix) to the extent possible, each party will provide the other party with a reasonable opportunity to participate in any meetings with any Governmental Authority regarding the Remediation, at such other party’s sole cost and expense; (x) if required by Purchaser, following completion of any portion of the Remediation, the Performing Party shall promptly and diligently repair and restore damage to the Real Property caused thereby, including without limitation, removal of all Remediation equipment from the Real Property and closing of all groundwater monitoring or extraction wells in accordance with applicable Laws, and return the Real Property to substantially the same condition in which it existed prior to the commencement of the Remediation (other than with respect to the presence of contamination); and (xi) “correction” of a violation of environmental Law or Remediation shall be deemed completed under this Agreement upon receipt of a “no further action” letter or its functional equivalent or the mutual agreement of Purchaser and Seller.

(f) Notwithstanding any other provision to the contrary in this Agreement, in determining the Remediation Cost in Section 7.7(c) herein and in conducting any correction or Remediation under this Agreement, the Performing Party (i) shall use commercially reasonable efforts to minimize costs in conducting the Remediation in accordance with applicable Laws; (ii) shall use cleanup standards based on commercial use of the Real Property to the extent permitted by applicable law and acceptable to the Governmental Authority overseeing the Remediation; (iii) shall apply risk-based cleanup standards where acceptable to the Governmental Authority overseeing the Remediation, if any; (iv) shall employ cost-effective Remediation methods to the extent permitted by applicable law and acceptable to the Governmental Authority overseeing the Remediation; (v) if the Remediation results in a “no action” letter, liability protection, or other approval or protection of any Governmental Authority, take commercially reasonable efforts to include the Other Party as a co-recipient of such protections and approvals if acceptable to such Governmental Authority; and (vi) to the extent possible, employ deed restrictions or institutional controls that limit the use of the groundwater at the applicable Real Property or prohibit agricultural or residential use of the applicable Real Property, if such restrictions and controls materially reduce the cost of the Remediation, provided that such restrictions and controls are permitted by applicable law and acceptable to the Governmental Authority overseeing such Remediation.

(g) Notwithstanding anything to the contrary in this Section 7.7, in the event Seller is prevented by a lessor of Third Party Real Property or Seller Designate Real Property from allowing Purchaser to conduct Phase II testing, then the Phase II Deadline for any such parcel of Real Property shall be thirty (30) calendar days after Purchaser is granted access to such parcel of Real Property for purposes of conducting Phase II testing. If the Phase II Deadline occurs after the Second Closing with regard to any such parcel of Real Property as to which the Phase II Notice indicates Remediation is required and Seller makes an election pursuant to Section 7.7(c) to grant Purchaser a reduction in the Purchase Price, such reduction shall be effected by prompt payment of such amount to Purchaser by Seller.

7.8 Investigations Regarding Title to Real Property; Surveys. From and after the Announcement Date, Purchaser shall use best efforts to obtain current ALTA form title commitments and ALTA surveys with respect to the Real Property within forty-five (45) calendar days (the “Title Period”).

(a) Purchaser shall, at Purchaser’s sole cost and expense, obtain current ALTA form title commitments and ALTA surveys of all of the Real Property. Purchaser shall order all such title commitments and surveys within five (5) calendar days of the Execution Date. Promptly upon receipt of each title commitment and survey, but in any event within forty-five (45) calendar days of the Announcement Date, Purchaser shall deliver a copy of same to Seller.

(b) Within twenty-one (21) calendar days after the end of the Title Period, Purchaser may deliver to Seller one or more written notices (“Disapproved Matters Notice”) identifying with specificity the matters set forth in the title commitments, the existing surveys and any new surveys of the Real Property which Purchaser disapproves and which would prevent operation of the Business in substantially the same manner as it is being conducted by Seller, but excluding matters necessary for Seller to comply with Section 5.9(a)(i), 5.9(a)(ii) and 5.9(a)(iii) (the “Disapproved Matters”). Subject to Section 5.9(a)(i), 5.9(a)(ii) and 5.9(a)(iii), if Purchaser does not deliver a Disapproved Matters Notice to Seller within the Title Period, then Purchaser shall be irrevocably deemed to have waived all title and survey matters set forth in the title commitments, the existing surveys and any new surveys, which matters shall be deemed Permitted Liens and Seller, Seller’s Affiliates and Seller’s Designates shall have no obligation whatsoever to Purchaser or Purchaser’s Affiliates with respect to such Permitted Liens. Purchaser shall not unreasonably disapprove any of such foregoing matters.

(c) Within fourteen (14) calendar days of receipt of a Disapproved Matters Notice, Seller shall deliver to Purchaser a written notice (a “Disapproved Matters Cure Notice”) of Seller’s election, which shall be in Seller’s sole and absolute discretion, to either (i) cure any of the Disapproved Matters or (ii) grant Purchaser a reduction of the Purchase Price in an amount equal to the cost of curing such Disapproved Matters, and in the event Seller elects option (ii), Purchaser shall have no further claim against Seller with respect to such Disapproved Matters. Notwithstanding any other provision of this Section 7.8, in the event the aggregate of (i) the amount required to complete any cures of Disapproved Matters pursuant to this Section 7.8 and (ii) the reduction in Purchase Price requested by Purchaser is in excess of Four Million Dollars ($4,000,000), Seller shall have the option of terminating this Agreement within fourteen (14) calendar days of its receipt of the Disapproved Matters Notice, and the effect of such termination shall be the same as a termination pursuant to Section 4.1(a) hereof.

(d) Removal of a Disapproved Matter may be by way of deletion of the exception or by endorsement over the exception by the Purchaser’s title company (and may be accomplished by the Seller by bonding) in form and substance reasonably satisfactory to Purchaser.

(e) Any Disapproved Matter identified in the Disapproved Matters Notice delivered to Seller pursuant to this Section 7.8 shall not be deemed to be a breach of Seller’s representations or warranties or covenants.

7.9 Disclosure Regarding the Seller. Prior to the First Closing, the Seller shall, upon reasonable request, provide the Purchaser Group with such information and documentation concerning the Seller as may be reasonably necessary for the Purchaser Group to verify performance of and compliance with the representations, warranties, covenants and conditions of the Seller contained herein as required to comply with Section 9.7. Prior to the Second Closing, the Seller shall, upon reasonable request, provide the Purchaser Group with such information and documentation concerning the Seller as may be reasonably necessary for the Purchaser Group to verify performance of and compliance with the representations, warranties, covenants and conditions of the Seller contained herein as required to comply with Section 9.11.

7.10 Confidentiality. Prior to the First Closing and Second Closing, the Seller shall, and shall cause its Affiliates and the Representatives to, keep confidential, and not disclose to others, any Proprietary Information used or usable by or relating to, and obtained from, the Purchaser, any of its Affiliates or any of the Representatives of any of them and specifically identified as confidential, to the extent that such information is not or does not become readily available to the public or is not required to be disclosed by applicable Law or court order.

7.11 Exercise of Purchase Options. The Seller shall give notice and exercise or cause the exercise of (i) the First Round Purchase Options described on Schedule 7.11 in a timely manner such that Seller, its Affiliates and/or Seller Designates will be able to convey, or direct the conveyance of, such Real Property and other Transferred Assets located thereon to the Purchaser on the First Closing Date; and (ii) the Second Round Purchase Options described on Schedule 7.11 in a timely manner such that Seller and/or Seller’s Designates will be able to convey, or direct the conveyance of, such Real Property and other Transferred Assets located thereon to the Purchaser on the Second Closing Date; subject to delays as permitted under Section 11.5 herein.

ARTICLE VIII

CERTAIN OBLIGATIONS OF THE PURCHASER PRIOR

TO THE CLOSINGS OR EARLIER TERMINATION OF THIS AGREEMENT

The Purchaser hereby covenants that, except as otherwise consented to in writing by the Seller, from and after the date hereof until the First Closing or Second Closing, as specified in this Article VIII, or the earlier termination of this Agreement:

8.1 Cooperation. The Purchaser shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated at the First Closing or Second Closing, as provided in this Agreement, and, without limiting the generality of the foregoing, to work with Seller to obtain all Licenses and Approvals (except the Approvals referred to on Schedules 5.5, 5.12(c) and 5.14 hereto, which the Seller shall be responsible for obtaining) of, make all filings with and give all notices to, all such Governmental Authorities and other Persons as may be necessary or reasonably requested by the Seller in order to consummate the transactions contemplated by this Agreement. With respect to those Approvals which reasonably can be obtained prior to the First Closing Date, Seller and/or Purchaser, by mutual agreement, shall request such Approvals in a timely manner so that Approvals are received at least five (5) days prior to the First Closing Date.

8.2 Disclosure Regarding the Purchaser. Prior to the First Closing and Second Closing, the Purchaser shall, upon reasonable request, provide the Seller with such information and documentation concerning the Purchaser as may be reasonably necessary for the Seller to verify performance of and compliance with the representations, warranties, covenants and conditions of the Purchaser contained herein.

8.3 Confidentiality. Prior to the First Closing and Second Closing, the Purchaser shall, and shall cause each of its Affiliates and the Representatives of each of them to, keep confidential, and not disclose to others, any information used or usable by or relating to, and obtained from, the Seller, any of its Affiliates or Seller’s Designates or any of the Representatives of any of them and specifically identified as confidential, to the extent that such Information is not or does not become readily available to the public or is not required to be disclosed by applicable Law or court order.

8.4 Restricted Activities. Without the prior written consent of the Seller, which consent will not be unreasonably withheld, prior to the First Closing and Second Closing, the Purchaser will not take any action or permit any event to occur which would result in a breach of any of the representations or warranties set forth in Article VI hereof.

8.5 Indemnification of Seller. Purchaser shall indemnify and hold harmless Seller, Seller’s Affiliates and Seller’s Designates from and against any Damages arising from the conduct of Purchaser or its Representatives in connection with Purchaser’s inspections of the Real Property, any of the Transferred Assets or otherwise related to Purchaser’s due diligence review, but excluding Damages arising out of the results of such inspection or review.

8.6 1031 Like Kind Exchange. Prior to the First Closing and Second Closing, in the event Seller or any of Seller’s Affiliates or Seller’s Designates desires to effect a tax-deferred exchange in connection with conveyance of any of the Seller Real Property, Affiliate Real Property or Seller Designate Real Property, Purchaser agrees to cooperate in effecting such exchange; provided, however, that the exchanging party shall be responsible for all additional costs associated with such exchange, and provided further, that a non-exchanging party shall not assume any additional liability with respect to such tax-deferred exchange. Purchaser or Purchaser’s designate, as necessary, shall execute such additional documents, at no cost to the non-exchanging party, as shall be required to give effect to this provision.

8.7 Hired Employees. Purchaser shall provide the Seller with the Notice of Hired Employees as described in Section 2.10.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

Each and every obligation of the Purchaser under this Agreement to be performed at or before the First Closing or Second Closing as specified in this Article IX, shall be subject to the satisfaction, at the First Closing or Second Closing as specified in this Article IX, of each of the following conditions:

9.1 Representations and Warranties True. The representations and warranties of the Seller contained in this Agreement shall be true and correct as of the date of this Agreement and as of the First Closing Date, with the same effect as if made on and as of the First Closing Date, provided that, for purposes of this Section 9.1 only, such representations and warranties shall be true and correct in all material respects as of the First Closing Date.

9.2 Performance. The Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement or any of the other Transaction Documents to be performed or complied with by it at or prior to the First Closing Date.

9.3 No Adverse Changes.

(a) As of the First Closing Date, none of the Stores, or other assets or properties material to the operation or business of the Business, shall have been damaged, destroyed or taken by condemnation to such an extent that substantial operation of a Store or the Business cannot continue or under circumstances where the loss thereof will not be substantially reimbursed through the proceeds of insurance (including, without limitation, business interruption insurance) or condemnation awards, which proceeds or awards shall be the property of the Purchaser if this Agreement and the transactions contemplated hereby are consummated and the affected Store or Business is purchased. If any Store is damaged, destroyed, or taken by condemnation to such an extent that substantial operation of the Store cannot continue, at Purchaser’s option, such Store (or Stores) shall be removed from this Agreement, and the Purchase Price reduced in accordance with Schedule 2.8 and Seller shall receive all insurance proceeds or condemnation proceeds for such Store(s). Notwithstanding anything in this Agreement to the contrary, Purchaser and Seller specifically agree that Seller shall handle negotiations with the Department of Transportation with respect to the pending condemnation at Store # 27 and any and all proceeds and/or awards therefrom shall be divided equally between Seller and Purchaser upon payment.

9.4 Approvals. Except as Purchaser may have otherwise agreed, as set forth on Schedule 9.4, all filings, declarations and registrations with, and Licenses and Approvals from, all Governmental Authorities and other Persons required by applicable Law or otherwise required or desirable for the consummation of the transactions contemplated hereby or the conduct of the business of the Business as it is currently being conducted (including the Approvals referred to on Schedules 5.5, 5.12(c) or 5.14 hereto (which the Seller shall be responsible for obtaining)) shall have been made or obtained, and in the case of Approvals shall have been received, at least five (5) days prior to First Closing Date, and shall be in full force and effect, except to the extent that making any such filing, declaration or registration or obtaining any such License or Approval shall have been waived in writing by the Purchaser.

9.5 Estoppel Certificates. The Seller shall have delivered to the Purchaser executed estoppel certificates from the lessor named in each of the Third Party Leases, dated not more than twenty (20) days prior to the First Closing Date, stating, with respect to each such lease: (a) whether there have been any amendments, modifications or supplements of any kind to such lease; (b) that such lease is in full force and effect; (c) the commencement and expiration dates of such lease; (d) that the Seller or the Affiliate is not in violation of or in default under such lease and that the lessor thereunder has no claims under the lease against the Seller or the Affiliate; (e) the amount of and the date through which all fixed rent and any additional rent have been paid under such lease; and (f) that such lessor consents to the assignment of such lease to the Purchaser (if such consent is required). Purchaser shall agree to reasonable modifications to the foregoing to the extent necessary to accommodate obtaining such estoppels.

9.6 Subordination, Non-Disturbance and Attornment Agreements. The Seller shall have delivered to the Purchaser, at least five (5) days prior to the First Closing Date, Subordination, Non-Disturbance and Attornment Agreements (“SNDAs”) executed by each mortgagee holding a beneficial interest in any of the Third Party Real Property, each as more particularly described on Schedule 9.6, in form and substance reasonably acceptable to Purchaser and its counsel and Seller and its counsel.

9.7 First Closing Deliveries. The Seller and Carolina Petroleum shall have delivered to the Purchaser, at or prior to the First Closing Date, the following:

(a) the applicable instruments of Transfer referred to in Section 3.2 hereof;

(b) sales records (for 2004, 2005, 2006 and 2007 year-to-date, and weekly sales data for the fifty-two (52) weeks prior to the First Closing), current personnel records, and all underground storage tank and environmental reports and records, which are in Carolina Petroleum’s or Seller’s possession or possession of its current legal counsel;

(c) a certificate of good standing for the Seller and Carolina Petroleum, dated not earlier than twenty (20) days prior to the First Closing Date, of each of (i) the Secretaries of State of North Carolina and the other states listed on Schedule 5.1 and (ii) the North Carolina and South Carolina Departments of Revenue;

(d) resolutions, certified as of the First Closing Date by the Secretary or Assistant Secretary of each of the Seller and Carolina Petroleum, adopted by the Board of Directors and the shareholders of the Seller and Carolina Petroleum, respectively, and authorizing the execution and delivery by the Seller of this Agreement and the other Transaction Documents to which Seller or Carolina Petroleum is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby;

(e) such certificates of an officer of the Seller to evidence compliance with the conditions set forth in Sections 9.1 through 9.4, and 9.9 and 9.10 hereof, and any other certificates to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by the Purchaser or its counsel;

(f) the opinion of Johnston, Allison & Hord, P.A., counsel to the Seller and the Affiliates, dated the First Closing Date and addressed to the Purchaser in form substantially similar to that attached hereto as Exhibit B;

(g) executed Third Party Lease Assignments;

(h) such memoranda of lease, assignments, or other documents required to show, upon the recording of the Third Party Lease Assignments, a complete leasehold chain of title evidencing of record Purchaser’s leasehold interest in the Third Party Leases;

(i) power of attorney with respect to authorization to access the Trust Funds (except for those sites, if any, which Seller elects to retain responsibility under Sections 7.7 and 11.3(a)), assignment agreements, or other similar documents, in form and substance reasonably satisfactory to Purchaser and its counsel, assigning all rights, interests and claims referred to in Section 2.1(h);

(j) executed Noncompetition Agreement for Seller, Carolina Petroleum and Thomas J. Hall substantially in the form of Exhibit C;

(k) such other documents or certificates as shall be reasonably requested by the Purchaser or its counsel;

(l) executed Seller Designate Real Property Subleases; and

(m) an executed escrow agreement or instruction letter in form mutually agreed upon by Seller and Purchaser for purposes of closing the transactions contemplated by this Agreement.

9.8 Proceedings. As of the First Closing Date, all corporate and other proceedings in connection with the transaction contemplated by this Agreement and the other Transaction Documents related to the First Closing shall be in form and substance reasonably satisfactory to the Purchaser and its counsel, and the Purchaser shall have received all such originals or certified or other copies of such documents as it shall have reasonably requested. As of the Second Closing Date, all corporate and other proceedings in connection with the transaction contemplated by this Agreement and the other Transaction Documents related to the Second Closing shall be in form and substance reasonably satisfactory to the Purchaser and its counsel, and the Purchaser shall have received all such originals or certified or other copies of such documents as it shall have reasonably requested.

9.9 Absence of Litigation. As of the First Closing Date, there shall be no Action pending or threatened before any court or other Governmental Authority which seeks to (a) invalidate or set aside, in whole or in part, this Agreement or any of the other Transaction Documents related to the First Closing, (b) restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or thereby at the First Closing, or (c) obtain substantial Damages in connection therewith. As of the Second Closing Date, there shall be no Action pending or threatened before any court or other Governmental Authority which seeks to (a) invalidate or set aside, in whole or in part, this Agreement or any of the other Transaction Documents related to the Second Closing, (b) restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or thereby at the Second Closing, or (c) obtain substantial Damages in connection therewith.

9.10 Insurance. All policies and programs of insurance relating to the assets, properties, business, operations and employees of the Business, including the Insurance Policies, have been maintained by the Seller in full force and effect to and including the First Closing Date.

9.11 Second Closing Deliveries. The Seller and Carolina Petroleum shall have delivered to the Purchaser, at or prior to the Second Closing Date, the following:

(a) the applicable instruments of Transfer referred to in Section 3.2 hereof;

(b) a certificate of good standing for the Seller, dated not earlier than twenty (20) days prior to the Second Closing Date, of each of (i) the Secretaries of State of North Carolina and South Carolina and (ii) the North Carolina and South Carolina Departments of Revenue;

(c) a certificate of an officer of the Seller stating that the representations and warranties of the Seller contained in Sections 5.1, 5.2, 5.3, 5.4, 5.9 and 5.23, with respect to the Transferred Assets to be transferred at the Second Closing, are true and correct in all material respects as of the Second Closing Date, with the same effect as if made on and as of the Second Closing Date, that the resolutions referred to in Section 9.7(d) have not been modified or amended and remain in full force and effect, and to evidence compliance as of the Second Closing Date with the conditions set forth in Sections 9.9 and Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement or any of the other Transaction Documents to be performed or complied with by it at or prior to the Second Closing Date;

(d) power of attorney with respect to authorization to access the Trust Funds (except for those sites, if any, which Seller elects to retain responsibility under Sections 7.7 and 11.3(a)), assignment agreements, or other similar documents, in form and substance reasonably satisfactory to Purchaser and its counsel, assigning all rights, interests and claims referred to in Section 2.1(h); and

(e) an executed escrow agreement or instruction letter in form mutually agreed upon by Seller and Purchaser for purposes of closing the transactions contemplated by this Agreement.

ARTICLE X

CONDITIONS PRECEDENT TO

THE OBLIGATIONS OF THE SELLER

Each and every obligation of the Seller under this Agreement to be performed at or before the First Closing or Second Closing, as specified in this Article X, shall be subject to the satisfaction, at the First Closing or Second Closing, as specified in this Article X, of each of the following conditions:

10.1 Representations and Warranties True. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the date of this Agreement and as of the First Closing Date and Second Closing Date, with the same effect as if made on and as of the applicable Closing Date.

10.2 Performance. The Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement or any of the other Transaction Documents to be performed or complied with by it at or prior to the First Closing Date or Second Closing Date.

10.3 Approvals. All filings, declarations and registrations with and Approvals from all Governmental Authorities and other Persons required by applicable Law or otherwise required or desirable for the consummation of the transactions contemplated hereby (except the Approvals referred to on Schedules 5.5, 5.12(c) and 5.14 hereto, which Seller shall be responsible for obtaining) shall have been made or obtained and shall be in full force and effect, except to the extent that making any such filing, declaration or registration or obtaining any such Approval shall have been waived in writing by the Seller.

10.4 First Closing Deliveries. The Purchaser shall have delivered to the Seller, at or prior to the First Closing Date, the following:

(a) an amount equal to the First Closing Purchase Price described in Section 2.7 hereof;

(b) an instrument of assignment and assumption relating to the Contracts substantially in the form attached hereto as Exhibit D;

(c) a good standing certificate, dated not earlier than twenty (20) days prior to the First Closing Date, of the Secretary of State of Delaware, as to the good standing of the Purchaser in Delaware, and a certificate of authorization, dated not earlier than twenty (20) days prior to the First Closing Date, of the Secretaries of State of North Carolina and South Carolina, as to the Purchaser’s authorization to transact business in North Carolina and South Carolina;

(d) resolutions, certified as of the First Closing Date by the Secretary or Assistant Secretary of the Purchaser, adopted by the Board of Directors of the Purchaser and authorizing the execution and delivery by the Purchaser of this Agreement and the other Transaction Documents, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby;

(e) such certificates of an officer of the Purchaser to evidence compliance with the conditions set forth in Sections 10.1, 10.2, 10.3, 10.6, 10.7, 10.8 and 10.9 hereof and any other certificates to evidence compliance with the conditions set forth in this Article X as may be reasonably requested by the Seller or their counsel;

(f) the opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., counsel to the Purchaser, dated the First Closing Date and addressed to the Seller, in form and substance reasonably satisfactory to the Seller and its counsel;

(g) the executed Third Party Lease Assignments;

(h) the executed SNDAs;

(i) such other documents or certificates as shall be reasonably requested by the Seller or its counsel;

(j) the executed Seller Designate Real Property Subleases;

(k) delivery of a commitment by Purchaser’s REIT to fund Second Closing in form and content acceptable to Seller and its counsel; and

(l) an executed escrow agreement or instruction letter in form mutually agreed upon by Seller and Purchaser for purposes of closing the transactions contemplated by this Agreement.

10.5 Second Closing Deliveries. The Purchaser shall have delivered to the Seller, at or prior to the Second Closing Date, the following:

(a) an amount equal to the Second Closing Purchase Price described in Section 2.7 hereof;

(b) a good standing certificate, dated not earlier than twenty (20) days prior to the Second Closing Date, of the Secretary of State of Delaware, as to the good standing of the Purchaser in Delaware, and a certificate of authorization, dated not earlier than twenty (20) days prior to the Second Closing Date, of the Secretaries of State of North Carolina and South Carolina, as to the Purchaser’s authorization to transact business in North Carolina and South Carolina;

(c) such certificates of an officer of the Purchaser to evidence compliance with the conditions set forth in Sections 10.1, 10.2, 10.3, 10.6 and 10.7 hereof and any other certificates to evidence compliance with the conditions set forth in this Article X as may be reasonably requested by the Seller or their counsel and certifying that the resolutions referred to in Section 10.4(d) have not been modified or amended and remain in full force and effect;

(d) such other documents or certificates as shall be reasonably requested by the Seller or its counsel; and

(e) an executed escrow agreement or instruction letter in form mutually agreed upon by Seller and Purchaser for purposes of closing the transactions contemplated by this Agreement.

10.6 Proceedings. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be in form and substance reasonably satisfactory to the Seller and its counsel, and the Seller shall have received all such originals or certified or other copies of such documents as it shall have reasonably requested.

10.7 Absence of Litigation. There shall be no Action pending or threatened before any court or other Governmental Authority which seeks to (a) invalidate or set aside, in whole or in part, this Agreement or any of the other Transaction Documents, (b) restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or thereby or (c) obtain substantial Damages in connection therewith.

10.8 Health Insurance. Purchaser shall satisfy Seller as of the First Closing with information and evidence reasonably satisfactory to Seller that Purchaser shall extend to each Hired Employee the opportunity to enroll, as of the First Closing, in Purchaser’s group health plans in which each Hired Employee is eligible to participate (it being acknowledged that there will be a group health plan sponsored by Purchaser in which each Hired Employee will be eligible to participate as of Closing if such Hired Employee would, as of Closing, be eligible to participate in a group health plan sponsored by Seller) as well as the chance for M&A Qualified Beneficiaries to elect COBRA continuation coverage under Purchaser’s group health plans as described in Section 2.10.

10.9 Qualified Retirement Plan. Purchaser shall satisfy Seller as of the First Closing with information and evidence reasonably satisfactory to Seller that Purchaser shall (i) provide past service credit for vesting and eligibility purposes to the Hired Employees for their service with Seller, (ii) allow all Hired Employees to roll their distributable balances over from the Petro Plan into Purchaser’s qualified retirement plan following Seller’s receipt of a favorable IRS determination letter on the form of the Petro Plan as in effect immediately prior to the First Closing, and (iii) allow each Hired Employee to become a participant in Purchaser’s qualified retirement plan at the first opportunity permitted under the terms and conditions of Purchaser’s qualified retirement plan.

ARTICLE XI

CERTAIN POST-CLOSING COVENANTS

11.1 Confidentiality.

(a) From and after the First Closing, the Purchaser shall, and shall cause its Representatives to, hold in strict confidence and, except as required by applicable Law, not disclose to others (except Purchaser’s Representatives) or use for any reason whatsoever without the prior written consent of the Seller, any information (unless previously known to the Purchaser or any of its affiliates from sources other than the Seller or any of its Affiliates or ascertainable from public or published information or trade sources) received by the Purchaser or any of its affiliates from the Seller concerning the Seller and not relating to the Transferred Assets or the Business.

(b) From and after the First Closing, the Seller shall, and shall cause its Representatives to, hold in strict confidence and, except as required by applicable Law, not disclose to others (except Seller’s, Seller’s Affiliates’ and Seller’s Designates’ Representatives) or use for any reason whatsoever without the prior written consent of the Purchaser, (i) any information (unless previously known to the Seller or any of its Affiliates from sources other than the Purchaser or any of its affiliates or ascertainable from public or published information or trade sources) received by the Seller or any of its Affiliates from the Purchaser or any of its affiliates concerning the Purchaser or its affiliates, or (ii) any information (unless ascertainable from public or published information or trade sources) concerning the Transferred Assets or the Business.

11.2 [Intentionally Omitted]

11.3 Responsibility for Environmental Matters.

(a) With regard to any assessment or Remediation required by Law or third party claims as to any Tanks, tanks, or Store sites arising from or in any way relating to leaks, releases, spills or discharges of Petroleum Products or Hazardous Substances or any other violation of environmental Law which occurred prior to the First Closing and which are identified on Schedule 11.3(a), as between the parties, the Seller shall be and remain solely responsible for such assessment, Remediation or claim including application for eligibility for a Trust Fund and receipt of payments thereunder. The parties acknowledge and agree that Seller’s liability shall be limited to only those matters specifically identified on Schedule 11.3(a). This Schedule 11.3(a) will be completed prior to the First Closing and will consist of those Store sites (i) which Seller agrees to Remediate pursuant to and under Section 7.7 of this Agreement, and (ii) at which a leak, release, spill or discharge of Petroleum Products or Hazardous Substances occurs and is discovered by Seller or Purchaser after the Phase II Deadline but prior to the First Closing.

(b) As between the parties, from and after the First Closing and Second Closing, as applicable, Purchaser shall own all Tanks and tanks, and own or lease the Store sites, and (i) the Purchaser shall be solely responsible for maintaining registration of registered Tanks and Store sites subsequent to the First Closing Date (unless Purchaser does not take possession of a Store site due to Seller’s inability to obtain any required consent to sublease such Store site), and (ii) the Purchaser shall be solely responsible for any assessment or Remediation required by Law and any third-party claims arising from leaks, releases, spills or discharges of Petroleum Products or Hazardous Substances or any other violation of environmental Law which occur subsequent to the First Closing Date or which were not identified on Schedule 11.3(a) before the First Closing Date, and the Seller Designate Real Property Subleases shall provide that Purchaser, as tenant and operator, shall be solely responsible for all Liability.

(c) The parties acknowledge and agree that with respect to those sites with any prior environmental contamination where Remediation has been performed and the sites are identified as closed or a determination that no further action is required by the applicable Governmental Authorities, from and after the First Closing and Second Closing, as applicable, Purchaser shall own all Tanks and tanks, and own or lease the Store sites, and (i) the Purchaser shall be solely responsible for maintaining registration of registered Tanks, tanks and Store sites subsequent to the First Closing, and (ii) the Purchaser shall be solely responsible for any assessment or Remediation required by Law and any third-party claims arising from leaks, releases, spills or discharges of Petroleum Products or Hazardous Substances or any other violation of environmental Law which occur subsequent to the First Closing Date or which were not identified on Schedule 11.3(a) before the First Closing, and the Seller Designate Real Property Subleases shall provide that Purchaser, as tenant and operator, shall be solely responsible for such Liability.

(d) The parties acknowledge and agree that those sites listed on Schedule 11.3(d) were contaminated by third-party owners or operators prior to Seller’s, Seller’s Affiliates’ or Seller’s Designates’ acquisition or operation of said sites. Seller or Seller’s Affiliates obtained indemnity agreements from third parties with respect to Remediation obligations on these sites (the “Indemnity Agreements”), which Indemnity Agreements are listed on Schedule 11.3(d). Seller shall use its best efforts to assign, or cause to be assigned, as applicable, the Indemnity Agreements to Purchaser at the First Closing or Second Closing, as applicable. Subject to the provisions of Sections 7.7 and 11.3(a) herein, Purchaser agrees that, from and after the First Closing and Second Closing, as applicable, it shall seek performance of such indemnity obligations solely from the third-party indemnitors pursuant to the Indemnity Agreements and Trust Funds, as applicable. Subject to the provisions of Sections 7.7 and 11.3(a) herein, upon assignment of the Indemnity Agreements, Seller, Seller’s Affiliate and Seller’s Designates shall have no further obligation or Liability whatsoever regarding environmental matters at these sites. Notwithstanding the foregoing provisions of this paragraph, but subject to the provisions of Sections 7.7 and 11.3(a) herein, Purchaser, under the Seller Designate Real Property Subleases, shall be solely responsible for all Liability related to the Petroleum Equipment and operations of the Stores from and after the First Closing Date.

11.4 Specific Performance; Injunctive Relief. Each of the parties hereto acknowledges and understands that any breach or threatened breach by either party of Section 11.1 hereof will cause irreparable injury to the non-breaching party and its Affiliates and that money damages will not provide an adequate remedy therefor. Accordingly, in the event of any such breach or threatened breach, the non-breaching party shall have the right and remedy (in addition to any others available at law or in equity) to have the provisions of Section 11.1 hereof specifically enforced by, and to seek injunctive relief and other equitable remedies in, any court having competent jurisdiction.

11.5 Pending Purchase Options. In the event Seller is unable to deliver title to any of the Real Property referred to in Section 2.1(a) to Purchaser at either Closing as a result of pending purchase options, neither Closing shall be delayed and Seller shall sublease such Real Property to Purchaser at the applicable Closing pursuant to a Sublease Agreement substantially in the form attached hereto as Exhibit E at the sublease rent amount specified in Schedule 2.6, and Purchaser shall have no right to terminate this Agreement pursuant to Section 4.1(c) or 4.1(e) or otherwise for failure to deliver title to such Real Property provided that Seller uses its best efforts to deliver title to such Real Property to Purchaser as soon as reasonably practicable following the original applicable Closing Date; provided, however, if Seller has not delivered title to a particular parcel of Real Property by the date that is one hundred fifty (150) days after the Second Closing Date, then Purchaser shall have the option, subject to Seller’s ability to obtain any third party consents, to either (i) continue to sublease such parcel of Real Property through the expiration of the term of the prime lease to Seller (at the prime lease rent amount), including all renewal options, if Purchaser chooses to exercise same, or (ii) take a direct assignment of the prime lease from Seller, at which time Purchaser shall indemnify Seller for any liability Seller may retain under said prime lease (e.g., Landlord will only consent to assignment if Seller remains liable). The Purchase Price payable to Seller at the applicable Closing shall be reduced by the amount listed on Schedule 11.5 for each parcel of Real Property (and related equipment) which is the subject of a pending purchase option at such Closing and such amount shall be paid in full to Seller when title to such Real Property (and related equipment) is delivered to Purchaser. Seller and Purchaser agree that there shall be no Damages for Seller’s delay or failure to deliver title under this Agreement provided that in the event Seller cannot deliver a particular site, the Purchase Price shall be reduced in accordance with Schedule 11.5; provided further, in the event Seller is unable to deliver any Seller Designate Real Property Sublease, Seller and Purchaser shall either (i) enter into an operating agreement for such Store or (ii) remove the Store from the transaction and reduce the Purchase Price pursuant to Schedule 2.8.

11.6 Corporate Name Change. Within five (5) days after the First Closing, Seller will amend its Articles of Incorporation and cause Carolina Petroleum to amend its Articles of Incorporation to change the corporate names to names which do not contain “Petro Express” or “Carolina Petroleum”, respectively.

ARTICLE XII

SURVIVAL OF REPRESENTATIONS AND

WARRANTIES; INDEMNIFICATION

12.1 Survival of Representations and Warranties. Notwithstanding (a) the making of this Agreement, (b) any examination or investigation made by or on behalf of the parties hereto and (c) the Closings hereunder, the representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery of this Agreement and the Closings for a period of twelve (12) months from and after the First Closing Date, except for (i) the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.4, 5.9 and 5.18, which shall survive for a period of twelve (12) months from and after the Second Closing Date, (ii) the representations and warranties contained in Section 5.21 (Tax Matters) and 5.25 (Employee Benefit Plans), which shall survive until the expiration of the applicable statute of limitations for the underlying cause of action, and (iii) the representations and warranties contained in 5.16 (Environmental Matters), which shall not survive the First Closing. No claim for indemnification pursuant to Section 12.2 hereof may be brought with respect thereto after the applicable expiration date; provided, however, that if prior to such date a party hereto has notified the other party hereto in writing of a specific claim for indemnification under this Article XII with supporting documentation and substantial evidence (whether or not formal legal action shall have been commenced based upon such claim), such specific claim shall continue to be subject to indemnification in accordance with this Article XII.

12.2 Indemnification. Subject to Sections 12.1, 12.4 and 12.5 hereof, from and after the Closings, each of the parties hereto and their respective successors and assigns (each being an “Indemnifying Party”) shall indemnify and hold harmless the other party hereto, its Affiliates, successors and assigns, the Representatives of each of them, and in the case of Purchaser as an Indemnifying Party, the Seller Designates (each being an “Indemnified Party”), from and against any and all Damages incurred thereby or caused thereto arising out of or relating to (a) any breach or violation of, or failure to properly perform, any covenant or agreement made by such Indemnifying Party in this Agreement or any of the other Transaction Documents, unless waived in writing by the Indemnified Party; (b) any breach of any of the representations or warranties made by such Indemnifying Party in this Agreement or any of the other Transaction Documents and not waived in writing by the Indemnified Party; (c) with respect to the Seller, its, (i) failure to pay, perform or satisfy when due any of the Excluded Liabilities; (ii) failure to comply with applicable provisions of N.C.G.S. §105-366(d), as amended, and (iii) ownership and operation of the Business prior to the First Closing Date except for the Assumed Liabilities which shall be the Purchaser’s sole obligation; and (d) with respect to the Purchaser, (i) its failure to pay, perform or satisfy when due any of the Assumed Liabilities or (ii) its ownership and operation of the Business after the First Closing Date. No Indemnified Party shall have any recourse of any kind or nature whatsoever against any of the Representatives (as such) of any Indemnifying Party.

12.3 Notice and Payment of Claims

(a) Promptly after receipt by any Indemnified Party of notice of the commencement of any Action (“Claim Notice”), or receipt of notice, or becoming aware, of the assertion by any third party of any claim, or any other matter giving rise to indemnification as provided in this Article (collectively, a “Claim”), the Indemnified Party receiving such notice (the “Claim Notice”) shall notify the Indemnifying Party in writing of the assertion of such Claim; provided, however, that failure to give such notice shall not affect the right to indemnification hereunder except to the extent of actual prejudice. With regard to any Claim which involves third party litigation, the Indemnifying Party shall have the option, and shall notify the Indemnified Party in writing within ten (10) business days after the date of the Claim Notice of its election either (i) to participate (at its own expense) in the defense of such Claim (in which case the defense of such Claim shall be controlled by the Indemnified Party) or (ii) to take charge of and control the defense of such Claim. The Indemnifying Party’s failure to respond shall not relieve the Indemnifying Party of its indemnification obligations under this Section. Each Indemnified Party shall have the right to employ separate counsel and participate in the defense of such Claim, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (1) the Indemnified Party is controlling the defense of the claim; (2) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party; (3) counsel for the Indemnified Party has advised that there is a potential conflict of interest between the parties; or (4) the named parties in such Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party. The Indemnified Party shall be reimbursed for all fees and expenses, provided for above, as they are incurred.

(b) If the Indemnifying Party elects (or is deemed to have elected) not to assume control of the defense of a Claim in accordance with the preceding Section, then the Indemnified Party may settle such Claim without the written consent of the Indemnifying Party and the Indemnifying Party agrees to indemnify and hold the Indemnified Party harmless from and against any such Claim settled without his or its written consent. As to any claim settled with the Indemnifying Party’s written consent (which consent shall not be unreasonably withheld or delayed), the Indemnifying Party agrees to indemnify and hold the Indemnified Party harmless from and against any such Claim by reason of such settlement, according to the obligations of the Indemnifying Party hereunder.

(c) The Indemnified Party shall provide to the Indemnifying Party, as soon as practicable after the date of the Claim Notice, all information and documentation necessary to support and verify any Damages that the Indemnified Party shall have determined have given or could give rise to a Claim hereunder, and the Indemnifying Party shall be given access to all books and records in the possession or under the control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such Action.

(d) All Claims under this Article shall be paid by the Indemnifying Party on demand in immediately available funds in U.S. dollars after the liability for Damages thereunder have been finally determined. The liability for Damages under any such Claim shall be deemed to be “finally determined” for purposes of this Article when the parties to an Action have so determined by mutual agreement or, if disputed, when a final non-appealable order of a court having competent jurisdiction has been entered.

12.4 Limitation on Indemnity.

(a) Limitations on Indemnity and Liability. No Indemnified Party may recover Damages or seek or be entitled to indemnification from any Indemnifying Party for Damages arising under Section 12.2 until the aggregate amount of such Damages incurred by such Indemnified Party (but for the operation of this Section 12.4(a)) exceeds $250,000 (the “Deductible”) and in no event will the Indemnifying Party be liable for any amount in excess of $7,500,000 (the “Cap”); provided, however, the foregoing limitations shall not apply to Damages resulting from any fraud by Seller, breach of Seller’s representations and warranties in Section 5.21 (Tax Matters), breach of Seller’s covenants in Section 2.4 (Responsibility for Excluded Liabilities), Section 2.11 (Seller’s WARN Act Obligations), Sections 7.7(g) or 11.5 (Post-Closing Purchase Price Reduction), or Section 11.3(a) (Responsibility for Environmental Matters); provided further, however, that in the event the aggregate amount of Damages for which an Indemnified Party is seeking indemnification pursuant to this Agreement exceeds the Deductible, the Indemnified Party may recover the full amount of such Damages, including the amount of the Deductible, subject to the Cap. No claim for indemnity for a breach of a particular representation, warranty or covenant shall be made if the Indemnified Party had actual knowledge of such breach as of the First Closing Date or Second Closing Date, as applicable.

(b) Exclusive Remedy. Except for cases involving fraud or willful misconduct, the indemnification provisions provided in this Article XII shall be the exclusive remedy of an Indemnified Party with respect to any claim for a breach of representation and warranty or covenant or agreement contained in this Agreement.

(c) Characterization of Payment. Any indemnity payment made pursuant to this Article shall be treated by Purchaser and Seller as an adjustment to the Purchase Price.

12.5 Mitigation of Damages. If any event shall occur which would entitle a party hereto to indemnification hereunder, no Damages shall be deemed to have been sustained by it to the extent of (a) any tax savings realized by it with respect thereto or (b) any proceeds received by it from any insurance policy or any other third party payor (including but not limited to any Trust Fund) with respect thereto.

ARTICLE XIII

MISCELLANEOUS

13.1 Fees and Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall bear and pay all fees, costs and expenses incurred by it in connection with the origin, preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby (whether or not such transactions are consummated), including, without limitation, any fees, expenses or commissions of its attorneys, accountants and other representatives.

13.2 Notices.

(a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including facsimile, telegraphic, telex or cable communication) and mailed, faxed, telegraphed, telexed, cabled or delivered:

(i)	If to the Seller, to:

Petro Express, Inc.
3925 Stuart Andrew Boulevard
Charlotte, NC 28217
Post Office Box 240806
Charlotte, North Carolina 28224
Facsimile No.: 704-527-6024

Attention: Thomas J. Hall

with a copy to:

Johnston, Allison & Hord
1065 East Morehead Street
Charlotte, North Carolina 28204
Facsimile No.: 704-376-1628

Attention: Stephen P. Gennett II

(ii)	If to Purchaser, to:

The Pantry, Inc.
1801 Douglas Drive
Sanford, North Carolina 27330
Facsimile No.: 919-774-3329

Attention: Steven J. Ferreira

with a copy to:

Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.
2500 Wachovia Capitol Center (27601)
Post Office Box 2611
Raleigh, North Carolina 27602-2611
Facsimile No.: 919-821-6800

Attention: R. Marks Arnold

(b) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 13.2 (i) if delivered personally against proper receipt or by confirmed facsimile or telex, shall be effective upon delivery and (ii) if delivered (A) by certified or registered mail with postage prepaid, or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective two (2) business days following the date when mailed or couriered, as the case may be. The parties hereto may from time to time change their respective addresses for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

13.3 Amendment; Waiver. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived except by a written instrument signed by all of the parties hereto (or, in the case of a waiver, by the party or parties granting such waiver). No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of a party hereto to insist upon strict compliance by another party hereto with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 13.3.

13.4 Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Purchaser may assign this Agreement and its rights and obligations hereunder to any of its Affiliates which has assumed such obligations without the prior written consent of the Seller provided that Purchaser gives Seller prompt written notice of such assignment and the identity of the assignee; provided further, Purchaser shall remain liable for performance of all of its obligations contained in this Agreement following any assignment not specifically consented to in writing by Seller. Any assignment which contravenes this Section 13.4 shall be void ab initio.

13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina, without giving effect to the conflicts of laws principles thereof, or of any other jurisdictions.

13.6 Severability. Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term and/or provision hereof. In the event that any term or provision hereof shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall not affect any other term or provision hereof, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Moreover, if any term or provision hereof shall for any reason be held to be excessively broad as to time, duration, activity, scope or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent permitted under applicable Law as it shall then exist.

13.7 No Third Party Beneficiaries. Except as and to the extent provided in this Agreement, nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person or entity other than the parties hereto and their respective successors and permitted assigns.

13.8 Public Announcements. Except as required by applicable Law or judicial order, none of the parties hereto, nor any of their respective Affiliates, successors or assigns, shall issue any press release or make any public announcement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party or parties hereto, which consent shall not be unreasonably withheld.

13.9 Singular and Plural Forms. The use herein of the singular form shall also denote the plural form, and the use of the plural form shall denote the singular form, as in each case the context may require.

13.10 References. All references herein to Articles, Sections, Schedules and Exhibits shall be to Articles and Sections of and Schedules and Exhibits to this Agreement.

13.11 Headings. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

13.12 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, agreements and arrangements, both oral and written, between the parties with respect to the subject matter hereof.

13.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PETRO EXPRESS, INC.

By:	/s/ Thomas J. Hall
Thomas J. Hall
Vice President

THE PANTRY, INC.

By:	/s/ Steven J. Ferreira
Steven J. Ferreira
Senior Vice President